PROSPECTUS

                              COINMACH CORPORATION
                               Exchange Offer For

                                  $450,000,000

                            9% Senior Notes due 2010

                                   -----------

o We are offering to exchange new registered 9% Senior Notes due 2010 for all of our outstanding unregistered 9% Senior Notes due 2010.

o The exchange offer expires at 5:00 p.m., New York City time, on August 14, 2002, unless extended.

o The exchange offer is subject only to the conditions that the exchange offer will not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

o All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

o Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

o The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes, but you should see the section entitled "United States Federal Income Tax Considerations" on page 87 for more information.

o    We will not receive any proceeds from the exchange offer.

o The terms of the new notes to be issued are substantially identical to your notes, except that the new notes will not have transfer restrictions, and you will not have registration rights.

o There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange.

                                   -----------

     FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU PARTICIPATE IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                  The date of this prospectus is July 15, 2002.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.............................................................1

RISK FACTORS..................................................................13

FORWARD-LOOKING STATEMENTS....................................................18

USE OF PROCEEDS...............................................................19

CAPITALIZATION................................................................19

SELECTED FINANCIAL DATA.......................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................22

BUSINESS......................................................................32

MANAGEMENT....................................................................36

EXECUTIVE COMPENSATION........................................................38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................41

THE EXCHANGE OFFER............................................................43

DESCRIPTION OF THE NOTES......................................................54

BOOK-ENTRY; DELIVERY AND FORM.................................................85

DESCRIPTION OF CREDIT FACILITY................................................86

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...............................87

PLAN OF DISTRIBUTION..........................................................89

LEGAL MATTERS.................................................................89

EXPERTS.......................................................................89

INFEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate as of the date on the front cover.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "COINMACH" HEREIN REFER TO COINMACH CORPORATION, ALL REFERENCES TO THE "COMPANY," "WE," "US," AND "OUR" HEREIN REFER TO COINMACH AND ITS CONSOLIDATED SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS AND SUBSIDIARIES, IN EACH CASE AS APPLICABLE, AND ALL REFERENCES TO "COINMACH LAUNDRY" HEREIN REFER TO COINMACH LAUNDRY CORPORATION, THE HOLDER OF 100% OF THE OUTSTANDING COMMON STOCK OF COINMACH. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "SECURITIES" REFER TO THE NOTES. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEFORE INVESTING IN THE NOTES.

                                   THE COMPANY

GENERAL

     We are the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our core business (which we refer to as the "route" business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. For the fiscal year ended March 31, 2002, our core business represented approximately 90% of our total revenues and approximately 95% of our total EBITDA. The existing customer base for our core business is comprised of landlords, property management companies, owners of rental apartment buildings, condominiums and cooperatives, university and institutional housing and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of marketing, operating efficiencies and the quality of service we provide our customers.

     We have selectively acquired certain related businesses in order to expand and diversify the types of services we provide. Through our Appliance Warehouse division, we lease laundry equipment and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Through our wholly-owned subsidiary, Super Laundry Equipment Corp. ("Super Laundry"), we are also a laundromat equipment distribution company. We believe that these non-core businesses provide a platform for expansion and diversification of our services.

     At March 31, 2002, we owned and operated approximately 835,000 washers and dryers in approximately 80,000 locations throughout North America of which (i) approximately 676,000 are located in leased laundry rooms in approximately 70,000 locations, (ii) approximately 12,000 are located in 167 retail laundromats in Texas and Arizona, and (iii) approximately 147,000 are installed with our rental customers.

INDUSTRY

     The outsourced laundry equipment services industry is characterized by stable operating cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. Based upon industry estimates, we believe there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately
2.3 million of which have been outsourced to independent operators such as us and approximately 1.2 million of which continue to be operated by the owners of such locations. The outsourced laundry equipment services industry remains highly fragmented, with many small, private and family-owned route businesses operating throughout all major metropolitan areas in the United States.


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According to information provided by the Multi-housing Laundry Association,  the industry consists of over 280 independent operators.

     Industry participants often incur significant capital costs upon the procurement of new leases and the renewal of existing leases. Initial costs may include replacing existing washers and dryers, refurbishing laundry rooms and making advance location payments to secure long-term, renewable leases. After the initial expenditures, ongoing working capital requirements are minimal. In addition, the useful life of our equipment typically extends throughout the term of the contract under which they are installed. Furthermore, maintenance of the facilities where the laundry machines are located is typically performed by the property manager or landlord.

     Historically, the industry has been characterized by stable demand and has been resistant to changing market conditions and general economic cycles. We believe that the industry's consistent and predictable revenue and operating cash flows are primarily due to: (i) the long-term nature of location leases;
(ii) the stable demand for laundry services; and (iii) minimal ongoing working capital requirements.

COMPETITIVE STRENGTHS

     RECURRING REVENUES AND STABLE OPERATING CASH FLOWS. We derive the majority of our revenues from outsourced coin-operated laundry equipment services typically performed under long-term contracts with landlords, property management companies, owners of rental apartment buildings, condominiums and cooperatives, university and institutional housing and other multi-family housing properties. Our recurring revenue base and limited fixed cost structure allow us to maintain stable and consistent operating cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base. We believe that our ability to retain our customers and machine base is attributable to a number of factors, including our national reputation for superior service, the structure of our contracts and the strength of our long-term customer relationships.

     DIVERSIFIED CUSTOMER BASE. We provide outsourced coin-operated laundry equipment services to over 144,000 laundry rooms across North America, and no one customer accounts for more than 2% of our total revenues. We estimate that our machines are located in multi-family housing properties containing over six million individual housing units. We periodically review our customer accounts and, as permitted by our typical lease contracts, remove equipment from those accounts that fail to provide a minimum level of profitability.

     MARKET LEADERSHIP POSITION. At March 31, 2002, we operated approximately 676,000 washers and dryers on routes in approximately 70,000 locations throughout North America, making us the leading supplier of outsourced laundry equipment services. The outsourced laundry equipment services industry is highly fragmented. According to information provided by the Multi-housing Laundry Association, approximately 33% of the industry's machines are currently managed by smaller privately-owned regional companies, approximately 35% are owned and managed by property owners and landlords, and the remainder are owned and managed by us (approximately 19%) and two smaller regional competitors (each representing less than 10%).

     BENEFITS OF SCALE. By increasing our installed machine base, we have benefited from economies of scale in both operating costs and purchasing power. We are able to leverage our existing infrastructure, including our sales, service, collections, security and corporate overhead, over a larger installed machine base than our competition. Furthermore, we believe that we are able to purchase equipment at a lower cost and on more favorable terms than those available to smaller industry participants. Finally, as a result of our size, scale and financial resources, we have the ability to offer more attractive lease terms, advance locations payments, new equipment and capital improvements to landlords and property management companies than those offered by our competitors, while still meeting our profitability and return on investment criteria.

     OPERATING FLEXIBILITY. Our operating structure allows us to operate in a decentralized manner while maintaining centralized policies and controls. This structure empowers regional offices to provide tailored support to local customers, while benefiting from a central corporate structure capable of providing advanced computer systems and management support. In addition, our structure allows regional managers to adapt operations and financial decision making criteria to the unique cost structures attributable to each region.



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


     ADVANCED MANAGEMENT INFORMATION SYSTEMS. We believe that we have the most advanced management information systems (the "integrated computer systems") in the industry. Our integrated computer systems provide real-time operational and competitive data that, in conjunction with our multi-regional service capabilities, enhance our efficiencies throughout our operating regions and enable us to deliver superior customer service. These integrated computer systems also provide us the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security.

     REVENUE COLLECTION AND SECURITY. We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. Additionally, our security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations and implement additional security procedures as necessary.

     EXPERIENCED SENIOR MANAGEMENT TEAM. We have a strong and experienced management team at the corporate and operating levels. Our senior management has been involved in the laundry equipment service industry for an average of 20 years. Members of management control approximately 20% of the equity of our parent, Coinmach Laundry Corporation.

BUSINESS AND GROWTH STRATEGY

     Our strategy is to maintain our market leadership position as the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. We intend to increase cash flow from operations and profitability through a combination of internal expansion and selective acquisitions designed to achieve economies of scale and increase our operating efficiencies. Furthermore, we believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections-based route businesses that are unrelated to our existing laundry business.

     INTERNAL EXPANSION. Internal expansion is comprised of: (i) increasing the installed machine base by adding new customers in existing regions and increasing the number of locations with existing customers; (ii) converting owner-operated facilities to Company managed facilities; and (iii) improving the net contribution per machine through operating efficiencies and selective price increases.

o NEW CUSTOMERS AND LOCATIONS. Our sales and marketing efforts focus on adding new customers and increasing the number of locations from existing customers within existing operating regions. Our primary means of internal expansion is by marketing our products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration. Our integrated computer systems track information on the lease expirations of our competitors. We believe that our leading market position and expanding geographic presence enhance our ability to gain new customers and additional locations from our existing customers.

o CONVERSIONS. According to information provided by the Multi-housing Laundry Association, there are approximately 1.2 million machines installed in locations that continue to be managed by owner-operators. Building owners or managers can forego significant cash outlays and servicing costs by contracting with us to purchase, service and maintain laundry equipment. Accordingly, we market our services to building owners and managers, encouraging them to outsource their laundry facilities. We offer a full range of services from the design, construction and installation of new laundry facilities to the refurbishment of existing facilities. We believe these services provide a competitive advantage in securing new customers.

o OPERATING EFFICIENCIES AND PRICE INCREASES. We focus on improving our net contribution per machine by increasing operating efficiencies and implementing selective price increases. With respect to operating efficiencies, each additional route added to our existing base provides us the ability to further leverage our well-developed operating infrastructure and positions us to achieve higher returns on our established base. In terms of pricing, we actively monitor our installed base to identify those locations in which to implement selective price increases. Due to local competition and other factors beyond our control, however, there can be no assurance that such efficiencies or price increases will occur.

     SELECTIVE ACQUISITIONS. From January 1995 to June 1998, we pursued a strategy of rapid growth through acquisitions of local, regional and multi-regional route operators. As a result, we have become the leading provider of outsourced laundry equipment services in North America. As the number of significant acquisition opportunities has diminished over the past several years, due in part to our successful execution of our acquisition strategy, we have focused our efforts on selectively acquiring smaller routes within our fragmented industry. We believe that there are numerous private, family-owned businesses that often lack the financial resources to compete effectively with larger independent operators such as Coinmach to secure new or existing contracts. Consequently, such independent operators, especially those that are undergoing generational ownership changes, continue to represent potential acquisition opportunities. We evaluate potential acquisitions based on the size of the business (in terms of revenues, cash flow and machine base), the geographic concentration of the business, market penetration, service history, customer relations, existing contract terms and potential operating efficiencies and cost savings.

     DEVELOP COMPLEMENTARY LINES OF BUSINESS. While we intend to focus on increasing our installed machine base, we believe that our leading market position and our access to over six million housing units provide us with additional growth and diversification opportunities within our existing laundry business. These opportunities include the distribution of laundry equipment to the retail coin-operated laundromat segment (through our distribution operations) and the rental of laundry equipment to various end customers (through our rental operations). Furthermore, we believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections-based route businesses that are unrelated to our existing laundry business. We regularly explore strategic alliances with other companies in an effort to develop these ancillary revenue streams.

     CONTINUE DEVELOPMENT OF INTEGRATED COMPUTER SYSTEMS. Our business strategy also includes the continued development of our integrated computer systems. As the industry leader, we work closely with our equipment vendors to assess ongoing technological changes and implement those that we believe are beneficial to our customers and to our operating efficiencies and financial performance. Our integrated computer systems are capable of being tailored to a specific region's needs while continuing to communicate with central management systems at our headquarters.

     Our principal office is located at 303 Sunnyside Boulevard, Suite 70 Plainview, New York 11803. Our telephone number is (516) 349-8555. We also maintain a corporate office in Charlotte, North Carolina.

                               THE EXCHANGE OFFER

     We sold $450.0 million of our 9% Senior Notes due 2010 to Deutsche Banc Alex. Brown Inc., Jefferies & Company, Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais Securities (USA) Inc., as initial purchasers, in a private placement of our notes on January 25, 2002. The initial purchasers resold those notes in reliance on Rule 144A and other exemptions under the Securities Act of 1933.

     On January 25, 2002, we also entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to:

     o file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or before April 25, 2002;

     o    deliver to you this prospectus;

     o cause the registration statement, which includes this prospectus, to become effective on or before July 24, 2002; and

     o keep the exchange offer open for at least 30 days after the date on which we mail notice of the exchange offer to you.

     You are entitled to exchange your notes for new registered 9% Senior Notes due 2010, with substantially identical terms as your notes, except for transfer restrictions and registration rights. If we do not offer you the opportunity to exchange your old notes, or if we commit other "registration defaults," we may be required to pay you additional interest during the first 90-day period immediately following the occurrence of the registration default in an amount equal to 0.25% per annum. The amount of additional interest will increase by 0.25% following each subsequent 90-day period following the registration default during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum over the interest rate that would otherwise apply to the notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels. You should read the discussion under the heading "The Exchange Offer--Purpose and Effect; Registration Rights" and "Description of the Notes" for further information regarding registration defaults, additional interest and the new notes that we are offering in exchange for your notes.

     We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to the conditions described under "The Exchange Offer." You should read that section for further information regarding the exchange offer.

                           TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $450.0 million aggregate principal amount of outstanding old notes for an equal aggregate principal amount of registered new notes. The new notes will be obligations of the Company and will be governed by the same indenture that governs the outstanding old notes.

New Notes..................................We are offering registered 9% Senior
                                           Notes due 2010 for your notes.  The
                                           terms of the registered new notes and
                                           your notes are substantially
                                           identical, except:

                                           o  the new notes will be  registered
                                              under the Securities Act of 1933;

                                           o  the new notes will not bear any
                                              legends restricting transfer; and

                                           o  except under limited
                                              circumstances, your rights under
                                              the registration rights agreement,
                                              including your right to receive
                                              additional interest, will
                                              terminate.

The Exchange Offer.........................We are offering to exchange $1,000 in principal amount of the new notes
                                           for each $1,000 in principal amount
                                           of your old notes.  As of the date
                                           of this prospectus, $450.0 million
                                           aggregate principal amount of the
                                           old notes is outstanding.


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


Expiration Date............................You have until 5:00 p.m., New York
                                           City  time, on August 14, 2002 to
                                           validly tender your old notes if you
                                           want to exchange your old notes
                                           for new notes.  We may extend that
                                           date under some conditions.
Conditions of the Exchange Offer;
   Extensions; Amendments..................You are not required to tender any minimum principal amount of your old
                                           notes in order to  participate in the
                                           exchange offer.  If you validly
                                           tender and do not validly  withdraw
                                           your old notes,  your old notes will
                                           be exchanged for new notes as long
                                           as the exchange offer does not
                                           violate any applicable law or any
                                           interpretation  of applicable law by
                                           the staff of the Securities and
                                           Exchange Commission.

                                           We may delay or extend the exchange
                                           offer and, if either of the above
                                           conditions is not met, we may
                                           terminate the exchange offer. We
                                           will notify you of any delay,
                                           extension or termination of the
                                           exchange offer.

                                           We may also waive any condition or
                                           amend the terms of the exchange
                                           offer. If we materially amend the
                                           exchange offer, we will notify you.

Interest...................................Interest has accrued on your old notes since January 25, 2002, and we
                                           will pay accrued interest on the
                                           first interest payment date, August
                                           1,  2002.  If  your  old  notes  are
                                           exchanged for new  notes,  you will
                                           receive interest  on your new notes
                                           from August 1, 2002, and no interest
                                           will be

Consequences of Failure to Exchange........Outstanding notes that are not tendered or that are tendered but
                                           not accepted will continue to be
                                           subject to the restrictions on
                                           transfer that are described in the
                                           legend on those notes. In general,
                                           you may offer or sell your
                                           outstanding notes only if they are
                                           registered under, or offered or sold
                                           under an exemption from, the
                                           Securities Act of 1933 and
                                           applicable state securities laws.
                                           We, however, will have no further
                                           obligation to register the
                                           outstanding notes. If you do not
                                           participate in the exchange offer,
                                           the liquidity of your notes could be
                                           adversely affected.

Procedures for Tendering Old Notes;
  Special Procedures for Beneficial
  Owners...................................If you want to participate in  the exchange offer, you must transmit a
                                           properly completed and signed letter
                                           of transmittal, and  all other
                                           documents required by the letter of
                                           transmittal, to the exchange agent.
                                           Please send these  materials  to the
                                           exchange agent at the address set
                                           forth in the accompanying  letter of
                                           transmittal prior to 5:00 p.m., New
                                           York City time,  on the  expiration
                                           date.  You must also send one of the
                                           following:

                                           o  certificates of your old notes;

                                           o  a timely confirmation of
                                              book-entry transfer of your old
                                              notes into the exchange agent's
                                              account at The Depository Trust
                                              Company; or o the items required
                                              by the guaranteed delivery
                                              procedures described below. If you
                                              are a beneficial owner of your old
                                              notes and your old notes are
                                              registered in the name of nominee,
                                              such as a broker, dealer,
                                              commercial bank or trust company,
                                              and you wish to tender your old
                                              notes in the exchange offer, you
                                              should instruct your nominee to
                                              promptly tender the old notes on
                                              your behalf. If you are a
                                              beneficial owner and you want to
                                              tender your old notes on your own
                                              behalf, you must, before
                                              completing and executing the
                                              letter of transmittal and
                                              delivering your old notes, make
                                              appropriate arrangements to either
                                              register ownership of your old
                                              notes in your name or obtain a
                                              properly completed bond power
                                              from the registered holder of your
                                              old notes.

                                           By executing the letter of
                                           transmittal, you will represent to
                                           us that:

                                            o  you are not our "affiliate", as
                                               defined in Rule 405 under the
                                               Securities Act of 1933;

                                            o  you will acquire the new notes
                                               in  the ordinary course of your
                                               business;

                                           o   you are not a  broker-dealer
                                               that acquired your notes
                                               directly from us in order to
                                               resell them in  reliance  on
                                               Rule 144A  of the Securities
                                               Act of  1933 or any other
                                               available  exemption under the
                                               Securities Act of 1933;

                                           o   if you are a broker-dealer
                                               that acquired your notes as a
                                               result of  market-making  or
                                               other trading activities, you
                                               will deliver a prospectus in
                                               connection with any resale of
                                               new notes; and

                                           o   you are not participating, do
                                               not intend to participate and
                                               have no arrangement or
                                               understanding with any person
                                               to participate in  the
                                               distribution of the new notes.

Guaranteed Delivery Procedures.............If you wish to tender your old notes and:

                                           o  your old notes are not
                                              immediately available; or

                                           o  you are unable to deliver on
                                              time your old notes or any other
                                              document that you are required
                                              to deliver to the exchange agent;

                                           then you may tender your old notes
                                           according to the guaranteed delivery
                                           procedures that are discussed in the
                                           letter of transmittal and in "The
                                           Exchange Offer--Guaranteed Delivery
                                           Procedures."

Acceptance of Old Notes and
   Delivery of New Notes...................We will accept all old notes that you have properly tendered on time
                                           when all conditions of the exchange
                                           offer are satisfied or waived. The
                                           new notes will be delivered promptly
                                           after we accept the old notes.

Withdrawal Rights..........................Tenders of old notes may be withdrawn at any time prior to 5:00 p.m.,
                                           New York City time, on the
                                           expiration date.

Use of Proceeds............................We will not receive any cash proceeds from the exchange offer.

The Exchange Agent.........................U.S. Bank, N.A. is the exchange agent.  Its address and telephone
                                           number are set forth in "The Exchange
                                           Offer--The Exchange Agent;
                                           Assistance."

Fees and Expenses..........................We will pay all expenses relating to the exchange offer and compliance
                                           with the registration rights
                                           agreement.  We will also pay some
                                           kinds of transfer taxes, if
                                           applicable, relating to the exchange
                                           offer.

Resales of New Notes.......................We believe that the new notes may be offered for resale, resold and
                                           otherwise transferred by you without
                                           further compliance with the
                                           registration and prospectus delivery
                                           requirements of the Securities Act
                                           of 1933 if:

                                           o  you are not our "affiliate," as
                                              defined in Rule 405 under the
                                              Securities Act of 1933;

                                           o  you acquire the new notes in the
                                              ordinary course of your business;

                                           o  you are not a broker-dealer that
                                              purchased old notes from us to
                                              resell them in reliance on Rule
                                              144A of the Securities Act of 1933
                                              or any other available exemption
                                              under the Securities Act of 1933;

                                           o  you are  not  participating, and
                                              have no arrangement or
                                              understanding with any person to
                                              participate in a distribution,
                                              within the meaning of the
                                              Securities Act of 1933, of the
                                              new notes.

                                            You should read the information
                                            under the heading "The Exchange
                                            Offer--Resales of the New Notes" for
                                            a more complete description of why
                                            we believe that you can freely
                                            transfer new notes received in the
                                            exchange offer without registration
                                            or delivery of a prospectus.

                                            All  broker-dealers  that are issued
                                            new notes for their own  accounts in
                                            exchange  for old  notes  that  were
                                            acquired     as    a    result    of
                                            market-making   or   other   trading
                                            activities  must   acknowledge  that
                                            they  will   deliver  a   prospectus
                                            meeting  the   requirements  of  the
                                            Securities Act of 1933 in connection
                                            with any resale of the new notes. If
                                            you  are  a  broker-dealer  and  are
                                            required  to  deliver a  prospectus,
                                            you may use this  prospectus  for an
                                            offer to  resell,  a resale or other
                                            transfer of the new notes.

Federal Income Tax Consequences.............The exchange of old notes for new notes pursuant to the exchange offer
                                            will not constitute a taxable
                                            exchange for U.S. federal income tax
                                            purposes. You will not recognize any
                                            gain or loss upon receipt of the new
                                            notes in exchange for old notes. You
                                            should read the information under
                                            the heading "United States Federal
                                            Income Tax Considerations" for a
                                            more complete discussion of the
                                            Federal income tax consequences of
                                            holding the notes.

Registration Rights Agreement...............In connection with the sale of the old notes, we entered into a
                                            registration rights agreement with
                                            the initial purchasers of the old
                                            notes that grants the holders of the
                                            old notes registration rights. As a
                                            result of making and consummating
                                            this exchange offer, we will have
                                            fulfilled most of our obligations
                                            under the registration rights
                                            agreement. If you do not tender your
                                            old notes in the exchange offer, you
                                            will not have any further
                                            registration rights under the
                                            registration rights agreement or
                                            otherwise unless you were not
                                            eligible to participate in the
                                            exchange offer or do not receive
                                            freely transferable new notes in the
                                            exchange offer. You should read the
                                            information under the heading "The
                                            Exchange Offer--Purpose and Effect;
                                            Registration Rights" for a more
                                            complete discussion of the effects
                                            the exchange offer will have on your
                                            registration rights.


                             TERMS OF THE NEW NOTES

     The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer..................................... Coinmach Corporation

Securities Offered......................... $450,000,000 aggregate principal amount of 9% senior notes due 2010.

Maturity Date.............................. February 1, 2010.

Interest Rate.............................. 9% per year (calculated using a
                                            360-day  year).

Interest Payment Dates......................February 1 and August 1 of each year, beginning on August 1, 2002.
                                            Interest will accrue from the issue
                                            date of the notes.

Guarantees................................. All of our existing domestic subsidiaries on the issue date and
                                            all of our future domestic
                                            subsidiaries will guarantee the
                                            notes on an unsecured senior basis.

Ranking.................................... The  notes  will be our unsecured senior obligations and will rank
                                            equally with our existing and future
                                            senior debt and senior to our
                                            existing and future subordinated
                                            debt. The guarantees by our domestic
                                            subsidiaries will be unsecured
                                            senior obligations and will rank
                                            equally with existing and future
                                            senior debt of the subsidiaries that
                                            guarantee the notes. The notes and
                                            guarantees will be effectively
                                            subordinated to our and our
                                            subsidiaries' existing and future
                                            secured debt, including our new
                                            senior secured credit facility. As
                                            of March 31, 2002, we had
                                            approximately $287.3 million of
                                            senior secured debt outstanding
                                            (including approximately $7.3
                                            million of capital lease
                                            obligations) and approximately $74.0
                                            million of unused borrowing
                                            available under our new senior
                                            secured credit facility.

Optional Redemption........................ Except as described below, we cannot redeem the notes until February 1,
                                            2006. Thereafter we may redeem some
                                            or all of the notes at the
                                            redemption prices listed in the
                                            "Description of the Notes" section
                                            under the heading "Redemption," plus
                                            accrued and unpaid interest to the
                                            date of redemption.

Optional Redemption After Equity
  Offerings................................ At any time (which  may be more than once) on or before February 1, 2005,
                                            we may redeem up to 35% of the
                                            outstanding notes with money that we
                                            raise in one or more equity
                                            offerings, as long as:

                                            o  we pay 109% of the face amount
                                               of the notes,  plus interest;

                                            o  we redeem the notes within 120
                                               days of completing the equity
                                               offering; and

                                            o  at least 65% of the aggregate
                                               principal amount of notes
                                               issued under the indenture
                                               remains outstanding afterwards.


Change of Control Offer.................... If we experience a change in control, we must give holders of
                                            the notes the opportunity to sell
                                            us their notes at 101% of their
                                            face amount, plus accrued and
                                            unpaid interest.

                                            We might not be able to pay you the
                                            required price for notes you
                                            present to us at the time of a
                                            change of control, because:

                                            o  we might not have enough funds
                                               at that time; or

                                            o  the terms of our other senior
                                               debt may prevent us from paying.

Asset Sale Proceeds........................ If we or our subsidiaries engage in asset sales, we generally must
                                            either invest the net cash proceeds
                                            from such sales in our business
                                            within a period of time, prepay the
                                            debt under our new credit facility
                                            or make an offer to purchase a
                                            principal amount of the notes equal
                                            to the excess net cash proceeds
                                            from such sales. The purchase price
                                            of the notes will be 100% of their
                                            principal amount, plus accrued and
                                            unpaid interest.

Certain Indenture Provisions............... The indenture governing the notes contains covenants limiting our (and
                                            most or all of our subsidiaries')
                                            ability to:

                                            o  incur additional debt;

                                            o  make restricted  payments
                                              (including paying dividends on,
                                              redeeming or repurchasing our
                                              capital stock);

                                            o  make certain investments or
                                               acquisitions;

                                            o  grant liens on our assets;

                                            o  engage in transactions with
                                               affiliates;

                                            o  merge or consolidate or transfer
                                               substantially all of our assets;
                                               and


                                             o  transfer and sell assets.

                                             These  covenants  are  subject to a
                                             number of important limitations and
                                             exceptions.

Risk Factors............................... Investing in the notes involves substantial risks. See "Risk
                                            Factors" for a description of
                                            certain of the risks you should
                                            consider before investing in the
                                            notes.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table displays our summary financial data for the periods ended or as of the dates indicated. We derived certain of the historical data for the years ended March 31, 1999 and 2000 and the periods from April 1, 2000 to June 30, 2000 and July 1, 2000 to March 31, 2001 and the year ended March 31, 2002 from our consolidated financial statements audited by Ernst & Young LLP. The following summary financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in this prospectus.


                                                                            APRIL 1, 2000    JULY 1, 2000
                                                                             TO JUNE 30,     TO MARCH 31,
                                                       YEAR ENDED               2000             2001           YEAR ENDED
                                                -------------------------   --------------   --------------- ---------------
                                                 MARCH 31,     MARCH 31,         PRE-            (POST-
                                                   1999           2000      TRANSACTION(9)   TRANSACTION(10)   MARCH 31, 2002
                                                ----------     ---------    --------------   --------------- ---------------
                                                                         (dollars in thousands)

OPERATIONS DATA:
   Revenues...............................     $  505,323     $  527,079      $ 134,042        $ 393,608       $538,895
   Operating, general and administrative
      expenses............................        340,671        358,733         91,805          271,298        371,830
   Depreciation and amortization..........        113,448        123,002         31,557          102,727        129,529
   Operating income.......................         51,204         45,344         10,680           19,583         37,536
   Interest expense.......................         65,901         67,232         16,661           52,391         73,036
   Loss before extraordinary item.........        (11,618)       (16,079)        (4,652)         (25,603)       (34,620)
   Extraordinary loss, net of income taxes
      (1).................................              -              -              -                -         (6,745)
   Net loss...............................        (11,618)       (16,079)        (4,652)         (25,603)       (41,365)

BALANCE SHEET DATA (AT END OF PERIOD):
   Cash and cash equivalents..............     $   26,515     $   23,174      $      --        $  25,859       $ 27,820
   Property and equipment, net............        223,610        237,160             --          276,004        284,413
   Contract rights, net...................        413,014        384,680             --          376,779        351,609
   Advance location payments..............         79,705         77,212             --           74,233         69,257
   Total assets...........................        900,660        875,625             --        1,014,074        989,321
   Total debt(2)..........................        685,741        683,819             --          697,969        737,305
   Stockholder's equity (deficit).........        (14,128)       (30,143)            --           91,788         50,423

FINANCIAL INFORMATION AND OTHER DATA:
   Pro forma interest expense(3)..........     $       --     $       --      $      --        $      --       $ 54,768
   EBITDA(4)..............................        164,652        168,346         42,237          122,310        167,065
   EBITDA margin(5).......................          32.6%          31.9%          31.5%            31.1%          31.0%
   Operating margin(6)....................          10.1%           8.6%           8.0%             5.0%           7.0%
   EBITDA to interest expense.............           2.5x           2.5x           2.5x             2.3x           2.3x
   EBITDA to pro forma interest expense...             --             --           3.1x             3.0x           3.1x
   Ratio of earnings to fixed charges
      (unaudited)(7)......................             --             --             --               --             --
   Pro forma ratio of earnings to fixed
      charges (unaudited)(7)..............             --             --             --               --             --
   Capital expenditures(8)
       Capital expenditures...............     $   84,134     $   88,404      $  24,273        $  60,620       $ 79,072
       Acquisitions.......................         97,531             --             --            5,582          3,723
                                               -----------    -----------     ----------       ----------      ---------

   Total Capital Expenditures.............     $  181,665     $   88,404      $  24,273        $  66,202       $ 82,795
                                               ===========    ===========     ==========       ==========      =========

-----------------

(1) The extraordinary loss, net of income taxes, for the year ended March 31, 2002 consists of costs related to the early extinguishment of debt in connection with the Company's refinancing on January 25, 2002.

(2) Total debt at March 31, 1999, March 31, 2000 and March 31, 2001 does not include the unamortized premium on the 11 3/4% Series C Senior Notes of $8,023, $6,789 and $5,555, respectively, recorded as a result of the issuance by the Company of $100 million aggregate principal amount of 11 3/4% Series C Senior Notes due 2005 in October 1997. The 11 3/4% Series C Senior Notes were redeemed on February 25, 2002 and the unamortized premium on such date was included in the determination of the extraordinary loss.

(3) Pro forma interest expense gives effect to the offering of the notes and borrowings under the new credit facility using the interest rate in effect at March 31, 2002 and the redemption of all of our outstanding 11 3/4% Senior Notes due 2005 (including accrued interest and the related call premium), repayments of outstanding indebtedness under our existing credit facility, and payment of related fees and expenses. Pro forma interest expense excludes amortization of deferred financing costs of approximately $2.5 million for the year ended March 31, 2002, and interest rate swap obligation termination costs of approximately $4.2 million relating to the old credit facility.

(4) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. EBITDA is used by certain investors as an indication of a company's ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
     (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or
     (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies.

(5) EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate the Company's performance over various revenue levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with accounting principles generally accepted in the United States.

(6)  Operating margin represents operating income as a percentage of revenues.

(7) For the purpose of computing the ratio of earnings to fixed charges, "earnings" includes pretax loss from continuing operations plus fixed charges. "Fixed charges" include interest expense, amortization of deferred financing costs including discount or premium relating to indebtedness and such portion of operating lease rentals estimated to represent the interest factor of such rentals. Earnings did not cover fixed charges during the following periods by the following amounts: year ended March 31, 1999 - $14,697, year ended March 31, 2000 - $21,888, pre-transaction period April 1, 2000 to June 30, 2000 - $5,981, post-transaction period July 1, 2000 to March 31, 2001 - $32,808, and year ended March 31, 2002 - $35,500. Pro forma earnings did not cover pro forma fixed charges for the year ended March 31, 2002 - $18,231.

(8) Capital expenditures represent amounts expended for property and equipment, for advance location payments to location owners and for acquisitions. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators, as well as complementary businesses.

(9) As a result of a going-private transaction that was accounted for using the purchase method of accounting and, due to a practice known as "push down" accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), we adjusted our consolidated assets and liabilities to their estimated fair values, based on independent appraisals, evaluations, estimations and other studies. Therefore, the financial statements presented for the post-transaction period are not comparable to the financial statements presented for the pre-transaction periods. Had the transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the pre-transaction period ended June 30, 2000. This includes the results of operations for the period April 1, 2000 to June 30, 2000, representing the results prior to the going-private transaction. Certain revenues and operating, general and administrative expenses have been reclassified for presentation purposes.

(10) Includes the results of operations for the period July 1, 2000 to March 31, 2001, representing the results subsequent to the going-private transaction. Certain revenues and operating, general and administrative expenses have been reclassified for presentation purposes.

                                  RISK FACTORS

     AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE TENDERING YOUR OLD NOTES IN THE EXCHANGE OFFER. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED, WHICH IN TURN COULD ADVERSELY AFFECT OUR ABILITY TO REPAY THE NOTES.

RISKS RELATING TO THE NOTES:

YOU MAY NOT BE ABLE TO SELL YOUR OLD NOTES IF YOU DO NOT EXCHANGE THEM FOR REGISTERED NEW NOTES IN THE EXCHANGE OFFER.

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not offer or sell the old notes unless they are:

o    registered under the Securities Act of 1933;

o offered or sold under an exemption from the Securities Act of 1933 and applicable state securities laws; or

o offered or sold in a transaction not subject to the Securities Act of 1933 and applicable state securities laws.

     We do not currently anticipate that we will register the old notes under the Securities Act of 1933.

NOTEHOLDERS WHO DO NOT TENDER THEIR OLD NOTES WILL HAVE NO FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT.

     Holders who do not tender their old notes, except for limited instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

THE MARKET FOR OLD NOTES MAY BE SIGNIFICANTLY MORE LIMITED AFTER THE EXCHANGE OFFER AND YOU MAY NOT BE ABLE TO SELL YOUR OLD NOTES AFTER THE EXCHANGE OFFER.

     If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange may be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

THERE ARE STATE SECURITIES LAW RESTRICTIONS ON RESALE OF THE NEW NOTES.

     In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the new notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NEW NOTES.

     The new notes will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the new notes, the ability of holders of the new notes to sell their new notes, or the price at which holders would be able to sell their new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers previously advised us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that any active market for the new notes will develop. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT WHICH COULD IMPAIR OUR ABILITY TO MAKE PRINCIPAL AND INTEREST PAYMENTS ON THE NOTES.

     As of March 31, 2002, our total debt outstanding was approximately $737.3 million, and we have the ability to incur up to an additional $75.0 million (reduced by the face amount of any letters of credit issued under our senior secured credit facility which amount as of March 31, 2002 totaled approximately $1.0 million) under our senior secured credit facility. We may, subject to restrictions contained in the indenture governing the notes and the credit agreement governing our credit facility, incur additional indebtedness (some of which may be secured) for working capital, for capital expenditures, in connection with our strategy of pursuing selective acquisitions, expanding through internal growth and for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to holders of the notes, including the following:

o making it difficult for us to satisfy our obligations under the notes and our other indebtedness;

o limiting our ability to borrow additional funds or to obtain other financing for working capital, capital expenditures, acquisitions and other general corporate purposes;

o increasing our vulnerability to economic downturns and adverse developments in our business;

o limiting our ability to withstand competitive pressures from our competitors;

o hindering our ability to plan for, or react to, changes in our business and the industry in which we operate;

o    subjecting us to financial and other covenants; and

o having a material adverse effect on us if we fail to comply with the covenants in the indenture relating to the notes or in the instruments governing our other indebtedness.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL. WE CANNOT ASSURE YOU THAT OUR OPERATING RESULTS, CASH FLOW AND CAPITAL RESOURCES WILL BE SUFFICIENT TO SATISFY OUR PAYMENT OBLIGATIONS IN THE FUTURE, INCLUDING UNDER THE NOTES.

     Our ability to service our obligations depends upon our future operating performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business might not continue to generate sufficient cash flow from operations in the future to service our indebtedness or to satisfy our other obligations, and we may be required, among other things, to seek additional financing, to refinance or restructure all or a portion of these obligations, to sell selected assets, or to reduce or delay planned capital expenditures. Such measures might not be sufficient to enable us to service the notes and satisfy our other obligations. In addition, any such financing, refinancing or sale of assets might not be available to us on economically favorable terms, if at all. We cannot assure you that our operating results, cash flow and capital resources will be sufficient to satisfy our payment obligations in the future, including under the notes. The amount of cash flow needed to pay the interest on our notes is $40.5 million annually. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information on our ability to generate cash sufficient to service our debt.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR EXISTING AND FUTURE SECURED INDEBTEDNESS.

     The notes are not secured by any of our or our subsidiaries' assets. All of the indebtedness outstanding under our credit facility is secured by substantially all of our subsidiaries' and our assets, and the terms of the indenture and the instruments governing our other indebtedness permit us and our subsidiaries to incur additional secured indebtedness. As a result, the notes are effectively subordinated to indebtedness outstanding under our credit facility and any additional secured indebtedness that our subsidiaries or we may incur in the future to the extent of the value of the assets securing the indebtedness.

THE INDENTURE AND OUR CREDIT FACILITY IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS THAT, IN TURN, COULD IMPAIR OUR ABILITY TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

     The indenture contains certain covenants that, among other things, limit our ability to make restricted payments, to incur indebtedness, to create liens, to issue preferred or other capital stock of subsidiaries, to sell assets, to permit restrictions on dividend and other payments by subsidiaries to us, to consolidate, merge or sell all or substantially all of our assets, to engage in transactions with affiliates or to engage in unrelated businesses. In addition, the credit facility contains other and more restrictive covenants and, under certain circumstances, prohibits us from prepaying the notes. The credit facility also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the credit facility will waive any failure to meet such ratios or tests. A breach of any of these covenants could result in an event of default under the credit facility, in which case, the lenders could elect to declare all amounts borrowed under the credit facility, together with accrued interest, to be immediately due and payable and to terminate all commitments under the credit facility. If we were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to satisfy the indebtedness and other obligations due and payable. Substantially all of our assets and the assets of our subsidiaries are pledged as security under the credit facility. If the obligations under the credit facility were to be accelerated, there could be no assurance that such assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the notes. See "Description of the Notes--Certain Covenants."

WE MAY NOT BE ABLE TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE
INDENTURE.

     If we were to experience a change of control, the indenture governing the notes requires us to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the notes. In addition, our credit facility restricts our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change in control. A change in control could therefore result in a default under the credit facility and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

THE GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

     The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred a guarantee of the notes, such guarantor:

o incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors; or

o received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes and such guarantor:

          -   was insolvent or was rendered insolvent;

          - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

          - intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

     It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

o the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

o the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

     If a guarantee is avoided as a fraudulent conveyance, or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of us or any guarantor whose obligation was not set aside or found to be unenforceable.

RISKS RELATING TO THE COMPANY:

WE HAVE A HISTORY OF NET LOSSES.

     In the past, we have experienced net losses. We incurred net losses of approximately $30.3 million and $41.4 million for the twelve-month period ended March 31, 2001 and the year ended March 31, 2002, respectively. These losses have resulted from a variety of costs including, but not limited to, debt financing costs resulting from our growth strategy and non-cash charges such as depreciation and amortization of goodwill and other intangible assets. No assurance can be given that net losses will not occur in future periods.

WE ARE DEPENDENT UPON LEASE RENEWALS.

     Our business is highly dependent upon the renewal of our lease contracts with property owners and management companies. We have historically focused on obtaining long-term, renewable lease contracts and management estimates that approximately 90% of our locations are subject to long-term leases with initial terms of five to ten years. There can be no assurance that (i) we will be able to secure long-term exclusive leases as they expire, (ii) our new leases will contain the same renewal and related material terms or (iii) we will not experience a loss of business if property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels. See "Business--Description of Principal Operations--Location Leasing."

WE MAY NOT BE ABLE TO SUCCESSFULLY LOCATE, ACQUIRE AND INTEGRATE "TUCK-IN" ACQUISITIONS.

     As part of our business strategy, we will continue to evaluate opportunities to acquire local, regional and multi-regional route businesses. There can be no assurance that we will find attractive acquisition candidates or effectively manage the integration of acquired businesses into our existing business. If the expected operating efficiencies from such transactions do not materialize, if we fail to integrate new businesses into our existing business, or if the costs of such integration exceed expectations, our operating results and financial condition could be adversely affected. Future acquisitions could result in the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our operating results and financial condition.

WE HAVE SIGNIFICANT CAPITAL REQUIREMENTS.

     We must continue to make capital expenditures relating to our route business to maintain our operating base, including investments in equipment and advance location payments. We spent approximately $67.5 million and $68.6 million on capital expenditures in connection with maintaining our base for the route business for the twelve months ended March 31, 2001 and the year ended March 31, 2002, respectively. During fiscal year 2000, we experienced excessive vandalism, primarily in the South Central region of the United States, which required higher than anticipated capital expenditures. There can be no assurance that we will not have unanticipated capital expenditure requirements in the future. While we estimate that we will generate sufficient cash flow from operations to finance anticipated capital expenditures, there can be no assurance that we will be able to do so.

REDUCED OCCUPANCY LEVELS COULD ADVERSELY AFFECT US.

     Extended periods of reduced occupancy can adversely affect our operations. In a period of occupancy decline, we could be faced with reductions in revenues and cash flow from operations in certain areas. In past periods of occupancy decline, we designed incentive programs that were successful in maintaining stable profit margins by offering owners and management companies financial incentives relating to increased occupancy levels (and the use of laundry room facilities) in exchange for certain guaranteed minimum periodic payments. Although we are geographically diversified, there can be no assurance that we will maintain our revenue levels or cash flow from operations in periods of low occupancy.

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees, all of whom have employment agreements with us. We do not maintain insurance policies with respect to such employees, and our operations could be affected adversely if, for any reason, such officers or key employees do not remain with us. See "Management."

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDER.

     GTCR-CLC, LLC ("GTCR"), an entity that is controlled by GTCR Golder Rauner, LLC, owns approximately 69% of the equity interests of our parent, Coinmach Laundry Corporation ("Coinmach Laundry"). GTCR and certain holders of Coinmach Laundry's equity interests are parties to a Stockholders' Agreement dated July 5, 2000 (the "Stockholders' Agreement"), that gives GTCR the ability to designate for election a majority of Coinmach Laundry's directors and therefore determine the outcome of substantially all issues submitted to Coinmach Laundry's stockholders, including mergers, sales of all or substantially all of our assets and similar fundamental corporate changes. Circumstances may arise in which the interests of GTCR could be in conflict with your interests as a noteholder. In addition, GTCR may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a noteholder.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

     The coin-operated laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. The industry is fragmented nationally, with many small, private and family-owned businesses operating throughout all major metropolitan areas. Notwithstanding the fragmentation of the industry, there are currently three companies, including us, with significant operations in multiple regions throughout the United States. Some of our competitors may possess greater financial and other resources. Furthermore, current and potential competitors may make acquisitions or may establish relationships among themselves or with third parties to increase their ability to compete within the industry. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, our business, operating results, financial condition and cash flows could be materially adversely affected.

WE HAVE SIGNIFICANT INTANGIBLE ASSETS.

     As of March 31, 2002, approximately $552.7 million, or 56%, of our total assets were intangible assets, consisting primarily of contract rights and goodwill. In the event of a sale or liquidation, there can be no assurance that the value of our intangible assets would be realized.

WE FACE RISKS ASSOCIATED WITH ENVIRONMENTAL REGULATION.

     Our business and operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of management's knowledge, there are no existing or potential environmental claims against us, nor have we received any notification of responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any hazardous material, substance or waste generated by us that is likely to have a material adverse effect on our business or financial condition. However, we cannot predict with any certainty that we will not in the future incur any liability under environmental laws and regulations that could have a material adverse effect on our business or financial condition.


                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management's current beliefs or estimates of future results or trends and are subject to certain risks, uncertainties and assumptions relating to our operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties that may be beyond our control. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the
forward-looking  statements  included  in  this  prospectus.   Other  risks  and
uncertainties also include changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including our stockholders, customers, suppliers, competitors, legislative, regulatory, judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our future performance and actual results of operations may vary significantly from those anticipated, projected, believed, estimated, expected, intended or planned.

     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

                                 USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes, we will receive outstanding old notes in like original principal amount at maturity. All old notes received in the exchange offer will be canceled.

     We used the net proceeds of the offering of the original notes to redeem all of our outstanding 11 3/4% Senior Notes due 2005 (including accrued interest and resulting call premium), to repay outstanding indebtedness under our old credit facility, to terminate interest rate swap agreements associated with our old credit facility and to pay related fees and expenses.


                                 CAPITALIZATION

     The following table sets forth, as of March 31, 2002, our actual capitalization on a historical basis. You should read this table in conjunction with "Summary Consolidated Historical Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.



                                                                MARCH 31, 2002
                                                                --------------
                                                                (in thousands)

Cash and cash equivalents...................................     $   27,820
                                                                 ==========
Debt:
       New Credit Facility..................................        280,000
       9% Senior Notes due 2010.............................        450,000
       Other long-term debt.................................          7,305
                                                                 ----------
             Total Long-Term Debt...........................        737,305
Common Stockholder's Equity.................................         50,423
                                                                 ----------
             Total Capitalization...........................     $  787,728
                                                                 ==========

                             SELECTED FINANCIAL DATA

     The following table displays our selected financial data for the periods ended or as of the dates indicated. We derived certain of the historical data for the years ended March 31, 1998, 1999 and 2000, the periods from April 1, 2000 to June 30, 2000 and July 1, 2000 to March 31, 2001, and the year ended March 31, 2002 from our audited consolidated financial statements. The following summary financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in this prospectus.


                                                                                 APRIL 1, 2000    JULY 1, 2000
                                                                                  TO JUNE 30,     TO MARCH 31,
                                                       YEAR ENDED                     2000            2001         YEAR ENDED
                                         -------------------------------------  --------------   --------------  --------------
                                          MARCH 31,     MARCH 31,    MARCH 31,        PRE-           POST-
                                             1998         1999          2000     TRANSACTION(8)  TRANSACTION(9)  MARCH 31, 2002
                                         ----------    ----------   ----------  ---------------  --------------  ---------------
                                                                         (dollars in thousands)

OPERATIONS DATA:
   Revenues..........................    $ 324,887     $ 505,323    $ 527,079      $ 134,042       $  393,608     $ 538,895
   Operating, general and
      administrative expenses........      224,752       340,671      358,733         91,805          271,298       371,830
   Depreciation and amortization.....       75,453       113,448      123,002         31,557          102,727       129,529
   Operating income..................       24,682        51,204       45,344         10,680           19,583        37,536
   Interest expense..................       44,668        65,901       67,232         16,661           52,391        73,036
   Loss before extraordinary item....      (14,652)      (11,618)     (16,079)        (4,652)         (25,603)      (34,620)
   Extraordinary loss, net of income
      taxes (1)......................           --            --           --             --               --        (6,745)
   Net loss..........................      (14,652)      (11,618)     (16,079)        (4,652)         (25,603)      (41,365)

BALANCE SHEET DATA (AT END OF PERIOD):
   Cash and cash equivalents.........      $22,451     $  26,515    $  23,174      $     --        $   25,859     $  27,820
   Property and equipment, net.......      194,328       223,610      237,160            --           276,004       284,413
   Contract rights, net..............      366,762       413,014      384,680            --           376,779       351,609
   Advance location payments.........       74,026        79,705       77,212            --            74,233        69,257
   Total assets......................      816,232       900,660      875,625            --         1,014,074       989,321
   Total debt(2).....................      598,700       685,741      683,819            --           697,969       737,305
   Stockholder's equity (deficit)....       (2,594)      (14,128)     (30,143)           --            91,788        50,423

FINANCIAL INFORMATION AND OTHER DATA:
   Cash flow provided by operating
      activities.....................    $  58,686     $ 103,041    $  90,743      $  17,407       $   71,955     $  78,411
   Cash flow used for investing
      activities.....................     (350,875)     (181,665)     (88,404)       (24,273)         (66,202)      (82,011)
   Cash flow provided by (used for)
      financing activities...........      304,530        82,688       (5,680)         8,269           (4,471)        5,561
   EBITDA(3).........................      100,135       164,652      168,346         42,237          122,310       167,065
   EBITDA margin(4)..................        30.8%         32.6%        31.9%          31.5%            31.1%         31.0%
   Operating margin(5)...............         7.6%         10.1%         8.6%           8.0%             5.0%          7.0%

   Ratio of earnings to fixed charges
      (unaudited)(6).................           --            --           --            --                --            --
   Pro forma ratio of earnings to
      fixed charges (unaudited)(6)...           --            --           --            --                --            --
   Capital expenditures(7)
       Capital expenditures..........    $  58,728     $  84,134    $  88,404      $  24,273       $   60,620     $  79,072
       Acquisitions..................      294,996        97,531           --            --             5,582         3,723
                                         ----------    ---------    ----------     ----------      ----------     ----------
   Total Capital Expenditures........    $ 353,724     $ 181,665    $  88,404      $  24,273       $   66,202     $  82,795
                                         ==========    ==========   ==========     ==========      ===========    ==========

----------------------

(1) The extraordinary loss, net of income taxes, for the year ended March 31, 2002, consists of costs related to the early extinguishment of debt in connection with the Company's refinancing on January 25, 2002.

(2) Total debt at March 31, 2001, March 31, 2000, March 31, 1999 and March 31, 1998 does not include the unamortized premium, on the 11 3/4% Series C Senior Note, of $5,555, $6,789, $8,023 and $9,258, respectively, recorded as a result of the issuance by the Company of $100 million aggregate principal amount of 11 3/4% Series C Senior Notes due 2005 in October 1997. The 11 3/4% Series C Senior Notes were redeemed on February 25, 2002 and the unamortized premium on such date was included in the determination of the extraordinary loss.

(3) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. EBITDA is used by certain investors as an indication of a company's ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
     (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or
     (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies.

(4) EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate the Company's performance over various revenue levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with accounting principles generally accepted in the United States.

(5)  Operating margin represents operating income as a percentage of revenues.

(6) For the purpose of computing the ratio of earnings to fixed charges, "earnings" includes pretax loss from continuing operations plus fixed charges. "Fixed charges" include interest expense, amortization of deferred financing costs including discount or premium relating to indebtedness and such portion of operating lease rentals estimated to represent the interest factor of such rentals. Earnings did not cover fixed charges during the following periods by the following amounts: year ended March 31, 1998 - $19,986, year ended March 31, 1999 - $14,697, year ended March 31, 2000 -
     $21,888, pre-transaction period April 1, 2000 to June 30, 2000 - $5,981, and post-transaction period July 1, 2000 to March 31, 2001 - $32,808, year ended March 31, 2002 - $35,500. Pro forma earnings did not cover pro forma fixed charges for the year ended March 31, 2002 - $18,231.

(7) Capital expenditures represent amounts expended for property and equipment, for advance location payments to location owners and for acquisitions. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators, as well as complementary businesses. For the fiscal year ended March 31, 1998, acquisition capital expenditures include approximately $2.3 million of promissory notes issued by Coinmach Laundry Corporation related to a certain acquisition.

(8) As a result of a going-private transaction that was accounted for using the purchase method of accounting and, due to a practice known as "push down" accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), we adjusted our consolidated assets and liabilities to their estimated fair values, based on independent appraisals, evaluations, estimations and other studies. Therefore, the financial statements presented for the post-transaction period are not comparable to the financial statements presented for the pre-transaction periods. Had the transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the pre-transaction period ended June 30, 2000. This includes the results of operations for the period April 1, 2000 to June 30, 2000, representing the results prior to the going-private transaction. Certain revenues and operating, general and administrative expenses have been reclassified for presentation purposes.

(9) Includes the results of operations for the period July 1, 2000 to March 31, 2001, representing the results subsequent to the going-private transaction. Certain revenues and operating, general and administrative expenses have been reclassified for presentation purposes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis pertains to our results of operations and financial position for the year ended March 31, 2002 (the "2002 Fiscal Year"), the period from April 1, 2000 to March 31, 2001 (the "2001 12-Month Period"), and the year ended March 31, 2000 (the "2000 Fiscal Year") and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The 2001 12-Month Period is comprised of the period from April 1, 2000 to June 30, 2000 combined with the period from July 1, 2000 to March 31, 2001. Such periods are not adjusted for the pro-forma effect that additional depreciation and amortization would have on the period had the going-private transaction occurred at the beginning of such periods.

GENERAL

     We are principally engaged in the business of supplying outsourced laundry equipment services to multi-family housing properties. Our core business involves leasing laundry rooms from building owners and property management companies, installing and servicing the laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats. We also lease laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities. At March 31, 2002, we owned and operated approximately 835,000 washers and dryers in approximately 80,000 locations throughout North America, including in 167 retail laundromats located throughout Texas and Arizona. Through Super Laundry, our wholly-owned subsidiary, we are also a laundromat equipment distribution company.

SOURCES OF REVENUE

     Our primary financial objective is to increase our cash flow from operations. Cash flow from operations represents a source of funds available to service indebtedness and for investment in both internal growth and growth through acquisitions. We have experienced net losses during the past three fiscal years. Such net losses are attributable in part to significant non-cash charges associated with the Company's acquisitions and the related amortization of contract rights and goodwill accounted for under the purchase method of accounting.

     Our most significant revenue source is our route business, which over the last three fiscal years has accounted for approximately 90% of our revenue. Through our route operations, we provide outsourced laundry equipment services to locations by leasing laundry rooms from building owners and property management companies, typically on a long-term, renewable basis. In return for the exclusive right to provide these services, most of our contracts provide for commission payments to the location owners. Commission expense (also referred to as rent expense), our single largest expense item, is included in laundry operating expenses and represents payments to location owners. Commissions may be fixed amounts or percentages of revenues and are generally paid monthly. In addition to commission payments, many of our leases require us to make advance location payments to location owners, which are capitalized and amortized over the life of the applicable leases. Through our route business, we also currently operate 167 retail laundromats throughout Texas and Arizona. The operation of retail laundromats involves leasing store locations in desirable geographic areas, maintaining an appropriate mix of washers and dryers at each store location and servicing the washers and dryers at such locations. Laundry operating expenses include, in addition to commission payments, (i) the cost of machine maintenance and revenue collection in the route and retail laundromat business, including payroll, parts, insurance and other related expenses, (ii) costs and expenses incurred in maintaining our retail laundromats, including utilities and related expenses, (iii) the cost of sales associated with the equipment distribution business and (iv) certain expenses related to the operation of our rental business.

     In addition to our route business, we operate an equipment distribution business through Super Laundry, our wholly-owned subsidiary. Super Laundry's business consists of constructing and designing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts.

     We also operate an equipment rental business through our Appliance Warehouse division, which rents laundry equipment and other household appliances and electronic items to corporate relocation entities, owners and managers of multi-family housing properties as well as to individuals.

     Our  discussion  and  analysis  of  segment   information  for  the  route,
distribution and rental segments for the 2001 12-Month Period and the 2000 Fiscal Year presented has been restated to combine our operations of the retail laundromats with the route segment. Prior to the quarter ended September 30, 2001, the operations of our retail laundromats were separately discussed and analyzed. We believe that aggregating our retail operations with the route segment is more representative of our core business.

     ACCOUNTING POLICIES INVOLVING SIGNIFICANT ESTIMATES

     The Company's financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. The Company believes that the following are some of the more critical judgment areas in the application of its accounting policies that currently affect its financial condition and results of operations.

     Revenue and cash and cash equivalents include an estimate of cash and coin not yet collected at the end of a reporting period which remained at laundry room locations.

     The Company is required to estimate the collectibility of its receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables including the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     The Company currently has significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of the Company's deferred tax assets is principally dependent upon its achievement of projected future taxable income. Management's judgments regarding future profitability may change due to future market conditions and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

     The Company has significant intangible assets related to goodwill and other acquired intangibles. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments. Changes in strategy and/or market conditions, including estimated future cash flows, could significantly impact these judgments and require adjustments to recorded asset balances.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, selected statement of operations data and EBITDA, as percentages of revenue:


                                                                           JULY 1, 2000 TO   APRIL 1, 2000
                                                           YEAR ENDED         MARCH 31,       TO JUNE 30,    YEAR ENDED
                                                            MARCH 31,           2001             2000         MARCH 31,
                                                           ----------      ---------------   -------------   ----------
                                                                                POST-            PRE-
                                                              2002           TRANSACTION     TRANSACTION        2000
                                                           ----------      --------------    -------------   ----------

Revenues..............................................        100.0%           100.0%          100.0%         100.0%
Laundry operating expenses............................         67.4             67.2            66.9           66.4
General and administrative expenses...................          1.6              1.7             1.6            1.7
Depreciation and amortization.........................         24.0             26.1            23.5           23.3
Operating income......................................          7.0              5.0             8.0            8.6
Interest expense, net.................................         13.6             13.3            12.4           12.8
EBITDA................................................         31.0             31.1            31.5           31.9

FISCAL YEAR ENDED MARCH 31, 2002 COMPARED TO THE 12-MONTH PERIOD ENDED MARCH 31, 2001

     The following table sets forth our revenues for the periods indicated:

                                                        (dollars in millions)
                                                   ----------------------------
                                                     2002       2001     CHANGE
                                                    ------    -------    ------
         Route................................      $478.1    $ 471.0     $7.1
         Distribution.........................        38.4       38.3      0.1
         Rental...............................        22.4       18.3      4.1
                                                    ------     ------    -----
                                                    $538.9     $527.6    $11.3
                                                    ======     ======    =====


     Revenues increased by approximately $11.3 million or 2% for the 2002 Fiscal Year as compared to the 2001 12-Month Period.

         Route revenue for the 2002 Fiscal Year increased by approximately $7.1 million or 2% over the prior year. Management believes that the improvement in route revenue for the 2002 Fiscal Year as compared to the 2001 12-Month Period was the result of a combination of (i) increased revenue from the existing machine base due primarily to price changes and machine installations, (ii) the timing of price changes and internal growth in machine count during the 2002 Fiscal Year and the 2001 12-Month Period and
     (iii) greater same store revenues due primarily to pricing strategies implemented to address increased competition in retail laundromats.

         Distribution revenue for the 2002 Fiscal Year increased slightly as compared to the 2001 12-Month Period. Sales from the distribution business unit are sensitive to general market and economic conditions and as a result have experienced fluctuations during such periods.

         Rental revenue for the 2002 Fiscal Year increased by approximately $4.1 million or 22% over the 2001 12-Month Period. The increase was primarily the result of the internal growth of the machine base in existing areas of operations and expansion into new territories.

     Laundry operating expenses increased by approximately $8.9 million or 3% for the 2002 Fiscal Year, as compared to the 2001 12-Month Period. This increase in laundry operating expenses was due primarily to (i) an increase in commission expense related to increased route revenue, and (ii) costs associated with expansion into new markets in the rental and distribution businesses. As a percentage of revenues, laundry operating expenses were approximately 67% for both the 2002 Fiscal Year and the 2001 12-Month Period.

     General and administrative expenses decreased by approximately 2% for the 2002 Fiscal Year, as compared to the 2001 12-Month Period. The decrease in general and administrative expenses was primarily due to a slight reduction in various costs and expenses related to accounting, management information systems and other administrative functions associated with the Company's growth. As a percentage of revenues, general and administrative expenses were approximately 1.6% and 1.7% for the 2002 Fiscal Year and the 2001 12-Month Period, respectively.

     Depreciation and amortization expense decreased by approximately 4% for the 2002 Fiscal Year as compared to the 2001 12-Month Period. This decrease was due primarily to a write-off of contract rights values relating to certain locations not renewed of approximately $5.9 million during the 2001 12-Month Period.

     Operating income margins were approximately 7% for the 2002 Fiscal Year, as compared to approximately 6% for the 2001 12-Month Period. The increase in operating income margin for the 2002 Fiscal Year was primarily due to increased revenue in the route and rental businesses, as well as decreased depreciation and amortization expense, which were partially offset by increased commission expense and costs associated with the expansion into new rental and distribution markets.

     Interest expense, net, increased by approximately 6% for the 2002 Fiscal Year, as compared to the 2001 12-Month Period. The increase was primarily due to
(i) the cost of the termination of the interest rate swap agreements in the amount of approximately $4.2 million, (ii) the combination of interest paid on the 11 3/4% Senior Notes from January 25 to February 25, 2002 with the interest expense on the 9% Senior Notes for the same period and (iii) an increase in amortization of deferred financing costs relating to the issuance of the 9% Senior Notes and the New Senior Secured Credit Facility.

     EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. EBITDA is used by certain investors as an indication of a company's ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies.

     The following table sets forth the Company's EBITDA for the periods indicated:

                                                        (dollars in millions)
                                                     --------------------------
                                                      2002      2001     CHANGE
                                                     ------   -------   -------
         Route.....................................  $166.0    $164.4    $ 1.6
         Distribution..............................     1.1       1.8     (0.7)
         Rental....................................     8.7       7.2      1.5
         General and administrative expenses.......    (8.7)     (8.9)     0.2
                                                     ------   -------   -------
                                                     $167.1    $164.5    $ 2.6
                                                     ======    ======    ======


     EBITDA was approximately $167.1 million for the 2002 Fiscal Year, as compared to approximately $164.5 million for the 2001 12-Month Period, representing an increase of approximately 2%. EBITDA margins declined slightly to approximately 31.0% for the 2002 Fiscal Year, as compared to approximately 31.2% for the 2001 12-Month Period. The increase in EBITDA was primarily the result of increased revenues in the route and rental businesses offset partially by the increase in commission expense related to increased route revenue, as well as an increase in the costs associated with the expansion into new rental and distribution markets in the rental and distribution businesses.

12-MONTH PERIOD ENDED MARCH 31, 2001 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2000

     The following table sets forth our revenues for the periods indicated:

                                                 2001      2000     CHANGE
                                               -------    -------   ------
                                                   (dollars in millions)
     Route.................................    $ 471.0    $ 467.0    $ 4.0
     Distribution..........................       38.3       46.3     (8.0)
     Rental................................       18.3       13.8      4.5
                                               -------    -------    ------
                                               $ 527.6    $ 527.1    $ 0.5
                                               =======    =======    ======

     Revenues increased by approximately $0.5 million or less than 1% for the 2001 12-Month Period, as compared to the prior year.

         Route revenue for the 2001 12-Month Period increased by approximately $4.0 million or less than 1% over the prior year. During the prior year, the Company experienced excessive vandalism, primarily in the South Central region of the United States, which adversely impacted the Company's second, third and fourth fiscal quarters' results of operations for the prior year. Management believes that the improvement in route revenue for the 2001
     12-Month Period as compared to the prior year is the result of the combination of (i) increased revenue from the existing machine base due primarily to price changes and machine installations, (ii) a reduction in vandalism as a result of heightened security measures and (iii) the timing of price changes and internal growth in machine count during the 2001 12-Month Period and the 2000 Fiscal Year.

         Distribution revenue for the 2001 12-Month Period decreased by approximately $8.0 million or 17% from the prior year. The decrease for the 2001 12-Month Period is primarily the result of certain of our large retail laundromat customers experiencing financial difficulty, resulting in reduced machine purchases. In addition, sales from the distribution business unit are sensitive to general market conditions and as a result may experience fluctuations. The Company has made a strategic change in product lines during the current fiscal year, which created a lag in revenue as sales and service personnel became acquainted with the new product lines. In addition, in January 2001 the Company purchased a distribution business for approximately $4.3 million. This acquisition increases the Company's presence in the Midwest region of the United States.

         Rental revenue for the 2001 12-Month Period increased by approximately $4.5 million or 32% over the prior year. The increase was primarily the result of the internal growth of the machine base in existing areas of operations and expansion into new territories.

     Laundry operating expenses increased by approximately $4.3 million or 1% for the 2001 12-Month Period, as compared to the prior year. This increase in laundry operating expenses was due primarily to additional costs associated with expansion into new markets in the rental and distribution businesses as well as increased utility costs relating to the operation of retail laundromats. This increase was partially offset by a decrease in cost of sales resulting from reduced sales in the distribution business. As a percentage of revenues, laundry operating expenses were approximately 67% and 66% for the 2001 12-Month Period and the 2000 Fiscal Year, respectively.

     General and administrative expenses increased by approximately 1% for the 2001 12-Month Period, as compared to the prior year. The increase in general and administrative expenses was primarily due to various costs and expenses related to accounting, management information systems and other administrative functions associated with the Company's growth. As a percentage of revenues, general and administrative expenses were approximately 1.7% for both the 2001 12-Month Period and the 2000 Fiscal Year.

     Depreciation and amortization expense increased by approximately 9% for the 2001 12-Month Period as compared to the prior year as the result of the application of push-down accounting resulting from the going-private transaction. Increases in depreciation and amortization other than from the going-private transaction were primarily due to capital expenditures required by historical increases in the Company's installed base of machines, as well as a write-off of contract rights values relating to certain locations not renewed of approximately $5.9 million.

     Operating income margins were approximately 6% for the 2001 12-Month Period, as compared to approximately 9% for the 2000 Fiscal Year. The decrease in operating income margin for the 2001 12-Month Period was primarily due to an increase in depreciation and amortization expense in such period.

     Interest expense, net, increased by approximately 3% for the 2001 12-Month Period, as compared to the prior year. The increase was primarily due to the increased borrowing levels under our senior credit facility as well as to an increase in interest rates on such credit facility as a result of general market rate increases.

     EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. EBITDA is used by certain investors as an indication of a company's ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that

EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies.

     The following table sets forth our EBITDA for the periods indicated:

                                                   2001       2000     CHANGE
                                                 -------    -------    ------
                                                      (dollars in millions)
     Route....................................   $ 164.4    $ 166.3    $ (1.9)
     Distribution.............................       1.8        5.0      (3.2)
     Rental...................................       7.2        5.8       1.4
     G&A......................................      (8.9)      (8.8)     (0.1)
                                                 --------   --------   ------
                                                 $ 164.5    $ 168.3    $ (3.8)
                                                 ========   ========   =======

     EBITDA was approximately $164.5 million for the 2001 12-Month Period, as compared to approximately $168.3 million for the 2000 Fiscal Year, representing a decrease of approximately 2%. EBITDA margins declined to approximately 31.2% for the 2001 12-Month Period, as compared to approximately 31.9% for the prior year. These decreases are the result of the combination of decreased revenues and increased operating expenses, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     We continue to have substantial indebtedness and debt service requirements. At March 31, 2002, we had outstanding long-term debt of approximately $737.3 million, which included $450 million of 9% Senior Notes due 2010 and $280 million of borrowings under our new senior secured credit facility. Our stockholder's equity was approximately $50.4 million as of March 31, 2002.

     Our liquidity requirements arise from capital expenditures, interest expense and, to a lesser extent, principal payments on our indebtedness and working capital requirements. We have met these requirements in each fiscal year since 1995 primarily from cash flow generated from operations. Our primary source of liquidity as of March 31, 2002 consisted of cash and cash equivalents of $27.8 million and available borrowings under our senior credit facility of approximately $74 million.

     On January 25, 2002, we issued $450 million of 9% Senior Notes due 2010 (the "9% Senior Notes") and entered into a new $355 million senior secured credit facility (the "New Senior Secured Credit Facility") comprised of (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility, which has a maximum borrowing limit of $75 million. The term loans under our New Senior Secured Credit Facility, in aggregate principal amounts outstanding of $30 million and $250 million, are scheduled to be fully repaid by January 25, 2008 and July 25, 2009, respectively. As of March 31, 2002, we had no amounts outstanding under our revolving credit facility, which is scheduled to expire on January 25, 2008. We used the net proceeds from our 9% Senior Notes, together with borrowings under our New Senior Secured Credit Facility, to
(i) redeem all of our outstanding 11 3/4% Senior Notes (including accrued interest and the related call premium), (ii) repay outstanding indebtedness under our senior credit facility, and (iii) pay related fees and expenses. The 11 3/4% Senior Notes were redeemed on February 25, 2002 with the funds that were set aside in escrow on January 25, 2002. We recognized an extraordinary loss, net of income tax, of approximately $6.7 million as a result of the early extinguishment of debt relating to the redemption of the 11 3/4% Senior Notes and the refinancing of our prior senior credit facility (see RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS RELATING TO STATEMENT OF FINANCIAL ACCOUNTING STANDARD NO. 145). We also used a portion of such proceeds and borrowings to terminate interest rate swap agreements entered into in connection with our prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million and was recorded as interest expense in the 2002 Fiscal Year.

     The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of the Company and are redeemable, at the Company's option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth in that certain indenture, dated January 25, 2002, by and between the Company and U.S. Bank, N.A. as Trustee (the "Indenture") plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. In addition, the Company has the option to redeem, on or before February 1, 2005, up to 35% of the outstanding notes with money that the Company raises in one or more equity offerings, provided that certain requirements set forth in the Indenture are satisfied. The 9% Senior Notes are guaranteed on an unsecured senior basis by the Company's domestic subsidiaries.

     The Indenture contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of the Company, the purchase, redemption or other acquisition of any capital stock of the Company, the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the Indenture) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of the assets of the Company.

     The events of default under the Indenture include provisions that are typical of senior unsecured debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding 9% Senior Notes may declare all unpaid principal and accrued interest on all of the 9% Senior Notes to be immediately due and payable.

     Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of 9% Senior Notes will have the right to require that the Company purchase all or a portion of such holder's 9% Senior Notes pursuant to the offer described in the Indenture, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     The Company's New Senior Secured Credit Facility is comprised of an aggregate of $355 million of secured financing consisting of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The New Senior Secured Credit Facility also provides for up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. The term loans under the New Senior Secured Credit Facility, in aggregate principal amounts outstanding of $30 million and $250 million, are scheduled to be fully repaid by January 25, 2008 and July 25, 2009, respectively. As of March 31, 2002, there was no principal amount outstanding on the revolving portion of the New Senior Secured Credit Facility, which will expire on January 25, 2008.

     The Company's indebtedness under the New Senior Secured Credit Facility is secured by all of the Company's real and personal property and is guaranteed by the Company's domestic subsidiaries. Under the New Senior Secured Credit Facility, the Company and Coinmach Laundry pledged to Bankers Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of the Company and the Company's domestic subsidiaries.

     The New Senior Secured Credit Facility contains a number of restrictive covenants and agreements, including covenants with respect to limitations on (i) indebtedness; (ii) certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of the Company or its subsidiaries or the purchase, redemption or other acquisition of any capital stock of the Company or its subsidiaries); (iii) voluntary prepayments of previously existing indebtedness; (iv) Investments (as defined in the New Senior Secured Credit Facility); (v) transactions with affiliates; (vi) liens; (vii) sales or purchases of assets; (viii) conduct of business; (ix) dividends and other payment restrictions affecting subsidiaries; (x) consolidations and mergers; (xi) capital expenditures; (xii) issuances of certain equity securities of the Company; and (xiii) creation of subsidiaries. The New Senior Secured Credit Facility also requires that the Company satisfy certain financial ratios, including a maximum leverage ratio and a minimum consolidated interest coverage ratio.

     The New Senior Secured Credit Facility contains certain events of default, including the following: (i) the failure of the Company to pay any of its obligations under the New Senior Secured Credit Facility when due; (ii) certain failures by the Company or its subsidiaries to pay principal or interest on indebtedness or certain breaches or defaults by the Company in respect of certain indebtedness, in each case, after the expiration of any applicable grace periods; (iii) certain defaults by the Company or Coinmach Laundry in the performance or observance of the agreements or covenants under the New Senior Secured Credit Facility or related agreements, beyond any applicable cure periods; (iv) the falsity in any material respect of the Company's or its subsidiaries' representations or warranties under the New Senior Secured Credit Facility; (v) certain judgments against the Company; and
(vi) certain events of bankruptcy or insolvency of the Company, its subsidiaries or Coinmach Laundry.

     We are required to make (i) quarterly amortization payments under the New Senior Credit Facility commencing on March 31, 2003 with respect to the $30 million term loan and semi-annual amortization payments commencing on June 30, 2002 with respect to the $250 million term loan, and (ii) semi-annual cash interest payments under the 9% Senior Notes on February 1 and August 1, commencing August 1, 2002.

     Our level of indebtedness will have several important effects on our future operations including, but not limited to, the following: (i) a significant portion of our cash flow from operations will be required to pay interest on our indebtedness; (ii) the financial covenants contained in certain of the agreements governing our indebtedness will require us to meet certain financial tests and may limit our ability to borrow additional funds or to dispose of assets; (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and (iv) our ability to adapt to changes in the outsourced laundry equipment services industry and to economic conditions in general could be limited.

     As we have focused on increasing our cash flow from operating activities, we have made significant capital investments, primarily consisting of capital expenditures related to acquisitions, renewal and growth. We anticipate that we will continue to utilize cash flows from operations to finance our capital expenditures and working capital needs, including interest payments on our outstanding indebtedness. Capital expenditures consists of expenditures (i) on our installed machine base and (ii) for other general corporate purposes.

     Capital expenditures for the 2002 Fiscal Year were approximately $79.1 million (excluding payments of approximately $3.7 million relating to capital lease obligations and excluding approximately $3.7 million relating to acquisition capital expenditures). The primary components of our capital expenditures are (i) machine expenditures, (ii) advance location payments, and
(iii) laundry room improvements. The growth in the installed base of machines for the route business was approximately 4,100 for the 2002 Fiscal Year. The growth in the rental business machine base was approximately 22,300 for the 2002 Fiscal Year. The full impact on revenues and cash flow generated from capital expended on the net increase in the installed base of machines are not expected to be reflected in our financial results until subsequent reporting periods, depending on certain factors, including the timing of the capital expended. We anticipate that capital expenditures, excluding acquisitions and internal growth, will be approximately $72 million for the twelve months ending March 31, 2003. While we estimate that we will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that we will be able to do so.

     The following table sets forth our capital expenditures (excluding payments
for  capital  lease  obligations  and  business   acquisitions)  for  the  years
indicated:

                                                        YEAR ENDED MARCH 31,
                                                    --------------------------
                                                     2002      2001     CHANGE
                                                    ------    ------    ------
                                                       (dollars in millions)
Route...........................................    $ 71.0    $ 75.2    $(4.2)
Distribution....................................       -         0.1     (0.1)
Rental..........................................       8.1       9.6      1.5
                                                    ------    ------    ------
                                                    $ 79.1    $ 84.9    $(5.8)
                                                    ======    ======    ======

     Our working capital requirements are, and are expected to continue to be, minimal since a significant portion of our operating expenses are not paid until after cash is collected from installed machines.

     Management believes that the Company's future operating activities will generate sufficient cash flow to repay indebtedness outstanding under the 9% Senior Notes and borrowings under the New Senior Secured Credit Facility or to permit any necessary refinancings thereof. An inability of the Company, however, to comply with covenants or other conditions contained in the indenture governing the 9% Senior Notes or in the credit agreement evidencing the New Senior Secured Credit Facility could result in an acceleration of all amounts thereunder. If the Company is unable to meet its debt service obligations, it could be required to take certain actions such as reducing or delaying capital expenditures, selling assets, refinancing or restructuring its indebtedness, selling additional equity capital or other actions. There is no assurance that any of such actions could be effected on commercially reasonable terms or on terms permitted under the New Senior Secured Credit Facility, or the indenture governing the 9% Senior Notes.

CERTAIN ACCOUNTING TREATMENT

    Our depreciation and amortization expense, which aggregated approximately $129.5 million for the year ended March 31, 2002, reduces our net income, but not our cash flow from operations. In accordance with accounting principles generally accepted in the United States, a significant amount of the purchase price related to businesses acquired by us is allocated to "contract rights." Management evaluates the realizability of contract rights balances (if there are indicators of impairment) based upon our forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of contract rights has occurred.

INFLATION AND SEASONALITY

     In general, our laundry operating expenses and general and administrative expenses are affected by inflation and the effects of inflation that may be experienced by us in future periods. Management believes that such effects will not be material. Our business generally is not seasonal.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     We will apply the new rules on accounting for goodwill and other intangible assets beginning on April 1, 2002. Application of the nonamortization provisions of Statement No. 142 is expected to result in an increase in net income of approximately $15 million per year. During the first two fiscal quarters of 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of April 1, 2002. We have not yet determined what the effect of these tests will be on our earnings and financial position. In connection with SFAS No. 142, we have reassessed the useful lives of contract rights and have determined that such contract rights should be amortized using accelerated methods over periods ranging from 30 to 35 years. This change will take effect beginning with the quarter ended June 30, 2002 and is expected to result in an increase in operating income of approximately $11 million for the year ended March 31, 2003.

     In October 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, that is applicable to financial statements issued for fiscal years beginning after December 15, 2001, with transition provisions for certain matters. The Financial Accounting Standards Board's new rules on asset impairment supersede SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The new rules supersede the provisions of Accounting Principles Board Opinion No. 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date as presently required by APB No. 30. In addition, more dispositions will qualify for discontinued operations treatment in the income statement. We are currently evaluating the impact, if any, SFAS No. 144 will have on our financial statements as of and for the year ending March 31, 2003.


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


     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 62, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS. SFAS No. 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 are not to be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS ("APB No. 30"). Upon adoption, any gain or loss on extinguishment of debt previously classified, as an extraordinary item in prior periods presented that does not meet the criteria of APB No. 30 for such classification will be reclassified to conform to the provisions of SFAS No. 145. Upon adoption of SFAS No. 145, which will be reflected in our year ending March 31, 2004 consolidated financial statements, we will classify the extraordinary loss to continuing operations resulting in total pre-tax loss of approximately $46.9 million for the year ended March 31, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our principal exposure to market risk relates to changes in interest rates on our borrowings. Our cash flow would be adversely affected by an increase in interest rates. As of March 31, 2002, we had approximately $280 million outstanding relating to our variable rate debt portfolio.

     Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market rates. Market risk is the risk of loss from adverse changes in market prices and interest rates. If market rates of interest on our variable rate debt increased by 2.0% (or 200 basis points), our annual interest expense would change by approximately $5.6 million, assuming the amount outstanding was $280 million, the balance as of March 31, 2002. Historically, we have utilized interest rate swap agreements to manage our exposure to certain market rate risks.

     We used a portion of the net proceeds from the 9% Senior Notes together with borrowings under our New Senior Secured Credit Facility to terminate all of our interest rate swap agreements. The cost of termination was approximately $4.2 million and was recorded as interest expense in the 2002 Fiscal Year.

     Our fixed debt instruments are not generally affected by a change in the market rates of interest, and therefore, such instruments generally do not have an impact on future earnings. However, as fixed rate debt matures, future earnings and cash flows may be impacted by changes in interest rates related to debt acquired to fund repayments under maturing facilities.

     We do not use derivative financial instruments for trading purposes and are not exposed to foreign currency exchange risk.

                                    BUSINESS

GENERAL

     We are the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our core business (which we refer to as the "route" business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. For the year ended March 31, 2002, our core business represented approximately 90% of our total revenues and approximately 95% of our total EBITDA. The existing customer base for our core business is comprised of landlords, property management companies, owners of rental apartment buildings, condominiums and cooperatives, university and institutional housing and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of marketing, operating efficiencies and the quality of service we provide our customers.

     We have selectively acquired certain related businesses in order to expand and diversify the types of services we provide. Through our Appliance Warehouse division, we lease laundry equipment and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Through our wholly-owned subsidiary, Super Laundry Equipment Corp. ("Super Laundry"), we are also a laundromat equipment distribution company. We believe that these non-core businesses provide a platform for expansion and diversification of our services.

     At March 31, 2002, we owned and operated approximately 835,000 washers and dryers in approximately 80,000 locations throughout North America, of which (i) approximately 676,000 are located in leased laundry rooms in approximately 70,000 locations, (ii) approximately 12,000 are located in 167 retail laundromats in Texas and Arizona, and (iii) approximately 147,000 are installed with our rental customers.

INDUSTRY

     The outsourced laundry equipment services industry is characterized by stable operating cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. Based upon industry estimates provided by the Multi-housing Laundry Association, we believe there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately 2.3 million of which have been outsourced to independent operators such as us and approximately 1.2 million of which continue to be operated by the owners of such locations. The outsourced laundry equipment services industry remains highly fragmented, with many small, private and family-owned route businesses operating throughout all major metropolitan areas in the United States. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators.

     Industry participants often incur significant capital costs upon the procurement of new leases and the renewal of existing leases. Initial costs may include replacing existing washers and dryers, refurbishing laundry rooms and making advance location payments to secure long-term, renewable leases. After the initial expenditures, ongoing working capital requirements are minimal. In addition, the useful life of our equipment typically extends throughout the term of the contract under which they are installed. Furthermore, maintenance of the facilities where the laundry machines are located is typically performed by the property manager or landlord.

     Historically, the industry has been characterized by stable demand and has been resistant to changing market conditions and general economic cycles. We believe that the industry's consistent and predictable revenue and operating cash flows are primarily due to: (i) the long-term nature of location leases;
(ii) the stable demand for laundry services; and (iii) minimal ongoing working capital requirements.

DESCRIPTION OF PRINCIPAL OPERATIONS

     The principal aspects of our operations  include:  (i) sales and marketing;
(ii)  location  leasing;  (iii)  service;  (iv)  information   management;   (v)
remanufacturing and (vi) revenue collection and security.

SALES AND MARKETING

     We market our products and services through a sales staff with an average industry experience of over ten years. The principal responsibility of the sales staff is to solicit customers and negotiate lease arrangements with building owners and managers. Sales personnel are paid commissions that comprise 50% or more of their annual compensation. Selling commissions are based on a percentage of a location's annualized earnings before interest and taxes. Sales personnel must be proficient with the application of sophisticated financial analyses, which calculate minimum returns on investments to achieve our targeted goals in securing location contracts and renewals. We believe that our sales staff is among the most competent and effective in the industry.

     Our marketing strategy emphasizes excellent service offered by our experienced, highly-skilled personnel and quality equipment that maximizes efficiency and revenue and minimizes machine down-time. Our sales staff targets potential new and renewal lease locations by utilizing the integrated computer systems' extensive database to provide information on our, as well as our competitors', locations. Additionally, the integrated computer systems monitor performance, repairs and maintenance, as well as the profitability of locations on a daily basis. All sales, service and installation data is recorded and monitored daily on a custom-designed, computerized sales planner.

     No single customer represents more than 2% of our revenues or installed machine base. In addition, our ten largest customers taken together account for less than 10% of our revenue.

LOCATION LEASING

     Our leases provide us the exclusive right to operate and service the installed laundry machines, including repairs, revenue collection and maintenance. We typically set pricing for the use of the machines on location, and the property owner or property manager maintains the premises and provides utilities such as gas, electricity and water.

     In return for the exclusive right to provide laundry equipment services, most of our leases provide for monthly commission payments to the location owners. Under the majority of leases, these commissions are based on a percentage of the cash collected from the laundry machines. Many of our leases require us to make advance location payments to the location owner in addition to commissions. Our leases typically include provisions that allow for unrestricted price increases, a right of first refusal (an opportunity to match competitive bids at the expiration of the lease term) and termination rights if we do not receive minimum net revenues from a lease. We have some flexibility in negotiating our leases and, subject to local and regional competitive factors, may vary the terms and conditions of a lease, including commission rates and advance location payments. We evaluate each lease opportunity through our integrated computer systems to achieve a desired level of return on investments.

     We estimate that approximately 90% of our locations are under long-term leases with initial terms of five to ten years. Of the remaining locations not subject to long-term leases, we believe that we have retained a majority of such customers through long-standing relationships and expect to continue to service such customers. Most of our leases renew automatically or have a right of first refusal provision. Our automatic renewal clause typically provides that, if the building owner fails to take any action prior to the end of the original lease term or any renewal term, the lease will automatically renew on substantially similar terms. As of March 31, 2002, the Company's leases had an average remaining life to maturity of approximately 51 months (without giving effect to automatic renewals).

SERVICE

     Our employees deliver, install, service and collect revenue from washers and dryers in laundry facilities at our leased locations.

     Our integrated computer systems allow for the quick dispatch of service technicians in response to both computer-generated (for preventive maintenance) and customer-generated service calls. On a daily basis, we receive and respond to approximately 3,000 service calls. We estimate that less than 1% of our machines are out of service on any given day. The ability to reduce machine down-time, especially during peak usage, enhances revenue and improves our reputation with our customers.

     In a business that emphasizes prompt and efficient service, we believe that our integrated computer systems provide a significant competitive advantage in terms of responding promptly to customer needs. Computer-generated service calls for preventive maintenance are based on previous service history, repeat service call analysis and monitoring of service areas. These systems coordinate our radio-equipped service vehicles and allow us to address customer needs quickly and efficiently.

INFORMATION MANAGEMENT

     Our integrated computer systems serve three major functions: (i) tracing the service cycle of equipment; (ii) monitoring revenues and costs by location, customer and salesperson; and (iii) providing information on competitors' and our lease renewal schedules.

     Our integrated computer systems provide speed and accuracy throughout the entire service cycle by integrating the functions of service call entry, dispatching service personnel, parts and equipment purchasing, installation, distribution and collection. In addition to coordinating all aspects of the service cycle, our integrated computer systems track contract performance, which indicate potential machine problems or pilferage and provide data to forecast future equipment servicing requirements.

     Data on machine performance is used by the sales staff to forecast revenue by location. We are able to obtain daily, monthly, quarterly and annual reports on location performance, coin collection, service and sales activity by salesperson.

     Our integrated computer systems also provide the sales staff with an extensive database essential to our marketing strategy to obtain new business through competitive bidding or owner-operator conversion opportunities.

     We also believe that our integrated computer systems enhance our ability to successfully integrate acquired businesses into our existing operations. Regional or certain multi-regional acquisitions have typically been substantially integrated within 90 to 120 days, while a local acquisition can be integrated almost immediately.

REMANUFACTURING

     We rebuild and reinstall a portion of our machines at approximately one-third the cost of acquiring new machines, providing cost savings. Remanufactured machines are restored to virtually new condition with the same estimated average life and service requirements as new machines. Machines that can no longer be remanufactured are added to our inventory of spare parts.

     We  maintain  three  regional  remanufacturing  facilities,   strategically
located to service each of our operating regions, which provide for consistent machine quality and efficient operations.

REVENUE COLLECTION AND SECURITY

     We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. We enforce stringent employee standards and screening procedures for prospective employees. Employees responsible for, or who have access to, the collection of funds are tested randomly and frequently. Additionally, our security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations, and implement additional security procedures as necessary.

COMPLEMENTARY OPERATIONS

     In addition to our route business, we have expanded our breadth of operations to related, complementary lines of businesses:

RENTAL OPERATIONS

     Through our Appliance Warehouse division, we are involved in the business of leasing laundry equipment and other household appliances and electronic items to corporate relocation entities, property owners, managers of multi-family housing properties and individuals. With access to approximately six million individual housing units, we believe this business line represents an opportunity for growth in a new market segment that is complementary to our core business.

DISTRIBUTION OPERATIONS

     Super Laundry, a wholly-owned subsidiary, is a laundromat equipment distribution company. Super Laundry's business consists of constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive and non-exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. Super Laundry's customers generally enter into sales contracts pursuant to which Super Laundry constructs and equips a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits.

COMPETITION

     The outsourced laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. Despite the overall fragmentation of the industry, we believe there are currently three multi-regional route operators, including the Company, with significant operations throughout the United States. The two other major multi-regional competitors are Web Service Company, Inc. and Mac-Gray Corp.

EMPLOYEES

     As of March 31, 2002, we employed 2,049 employees (including 308 laundromat attendants in our retail laundromats in Texas and Arizona). In the Northeast region, 127 hourly workers are represented by Local 966, affiliated with the International Brotherhood of Teamsters (the "Union"). We believe that we have maintained a good relationship with the Union employees and have never experienced a work stoppage since our inception.

PROPERTIES

     As of March 31, 2002, we leased 61 offices throughout our operating regions serving various operational purposes, including sales and service activities, revenue collection and warehousing. A significant portion of our leased properties service our core route operations.

     We presently maintain our headquarters in Plainview, New York, leasing approximately 11,600 square feet pursuant to a ten-year lease scheduled to terminate in 2011. Our Plainview facility is used for general and administrative purposes.

     We also maintain a corporate office in Charlotte, North Carolina, leasing approximately 3,000 square feet pursuant to a five-year lease scheduled to terminate September 30, 2006.

LEGAL PROCEEDINGS

     We are party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon our financial condition, results of operations or cash flows.

                                   MANAGEMENT

     Set forth below is information about our directors and executive officers as of March 31, 2002.

DIRECTORS

     Our directors are listed on the table below which is followed by descriptions of all positions and offices held by such persons, the periods during which they have served as such and certain other information. The term of office of each director continues until the election of directors to be held at the next annual meeting of stockholders or until his successor has been elected. There is no family relationship between any director and any other director or executive officer. The information set forth below concerning such directors has been furnished by such directors.

                     NAME                          TITLE                   AGE
                     ----                          -----                   ---
   Stephen R. Kerrigan...........  Chairman of the Board and Director       48
   Mitchell Blatt................  Director                                 50
   Robert M. Doyle...............  Director                                 45

     MR. KERRIGAN. Mr. Kerrigan has been Chief Executive Officer of Coinmach Laundry since April 1996 and of us since November 1995. Mr. Kerrigan was President and Treasurer of Solon Automated Services, Inc. ("Solon") and Coinmach Laundry from April 1995 until April 1996, and Chief Executive Officer of our predecessor, The Coinmach Corporation ("TCC"), from January 1995 until November 1995. Mr. Kerrigan has been a director and Chairman of the Board of Coinmach Laundry since April 1995 and of us since November 1995. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of Solon from April 1995 to November 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of TCC's predecessor, Coinmach Industries Co., L.P. from 1987 to 1994.

     MR. BLATT. Mr. Blatt has been President and Chief Operating Officer of Coinmach Laundry since April 1996 and of us since November 1995. Mr. Blatt was the President and Chief Operating Officer of TCC from January 1995 to November 1995. Mr. Blatt has been a director of Coinmach Laundry and us since November 1995. Mr. Blatt joined TCC as Vice President-General Manager in 1982 and was Vice President and Chief Operating Officer from 1988 to 1994.

     MR. DOYLE. Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Coinmach Laundry since April 1996 and of us since November 1995. Mr. Doyle has been a director of us since November 1995. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined TCC's predecessor in 1986 as Controller. In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller.

EXECUTIVE OFFICERS

     Our executive officers are listed on the table below which is followed by descriptions of all positions and offices held by such persons and the periods during which they have served as such and other information. The term of office of each executive officer continues until the election of executive officers to be held at the next annual meeting of directors or until his successor has been elected. There is no family relationship between any executive officer and any other executive officer or director.

               NAME                                 TITLE                   AGE
               ----                                 -----                   ---
Stephen R. Kerrigan......Chairman of the Board and Chief Executive Officer   48
Mitchell Blatt...........President, Chief Operating Officer                  50
Robert M. Doyle..........Chief Financial Officer, Senior Vice President,
                          Treasurer,  Secretary                              45
John E. Denson...........Senior Vice President                               64
Michael E. Stanky........Senior Vice President                               50

FOR INFORMATION REGARDING MESSRS. KERRIGAN, BLATT AND DOYLE, SEE "--DIRECTORS" ABOVE.

     MR. DENSON. Mr. Denson has been Senior Vice President of Coinmach Laundry since April 1996 and of us since November 1995. Mr. Denson was Senior Vice President of Solon from June 1987 until November 1995. Mr. Denson has served as an officer of Solon under various titles since 1973, and served as a director and Co-Chief Executive Officer of Solon from November 1994 to April 1995.

     MR. STANKY. Mr. Stanky has been Senior Vice President of Coinmach Laundry since April 1996 and of us since November 1995. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon's South Central region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our next four most highly compensated executive officers (collectively, the "Named Executive Officers") who had annual compensation in excess of $100,000 for all services rendered in all capacities for the fiscal year ended March 31, 2000, and the 2001 12-Month Period, and the fiscal year ended March 31, 2002.


                                                        ANNUAL                          LONG-TERM
                                                     COMPENSATION                      COMPENSATION
                                   -----------------------------------------------    --------------
                                                                                       COMMON STOCK
                                                                      OTHER ANNUAL      UNDERLYING         ALL OTHER
                                   FISCAL    SALARY       BONUS       COMPENSATION       OPTIONS         COMPENSATION
    NAME AND PRINCIPAL POSITION     YEAR      ($)          ($)            ($)              (#)               (16)($)
--------------------------------   ------    -------      -------     ------------    --------------     -------------

Stephen R. Kerrigan                 2002     425,000      285,000      112,067 (1)         --                 2,334
      CHIEF EXECUTIVE OFFICER       2001     404,617      275,000       70,266 (2)         --                 2,631
                                    2000     350,000      400,000      115,956 (3)        50,000              2,972

Mitchell Blatt                      2002     300,753       90,000       45,583 (4)         --                 2,334
      PRESIDENT, CHIEF              2001     301,731      120,000       27,671 (5)         --                 2,352
      OPERATING OFFICER             2000     300,000      250,000       66,281 (6)        30,000              2,553

Robert M. Doyle                     2002     248,076       80,000       24,419 (7)         --                 2,944
      CHIEF FINANCIAL OFFICER       2001     200,673       85,000        7,034 (8)         --                 2,347
                                    2000     193,942      125,000       12,052 (9)        20,000              2,124

John E. Denson                      2002     140,000       21,000       31,039 (10)        --                 1,925
      SENIOR VICE PRESIDENT         2001     139,720       28,000       26,228 (11)        --                 1,927
                                    2000     125,500       32,500       26,863 (12)       10,000              1,456

Michael E. Stanky                   2002     195,000       44,500       21,364 (13)        --                 2,335
      SENIOR VICE PRESIDENT         2001     195,684       50,000        3,800 (14)        --                 2,421
                                    2000     175,000       87,500        3,526 (15)       10,000              2,009


-------------
     (1) Includes $81,968 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $14,451 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Coinmach Laundry relating to the Transaction; $2,175 in automobile allowances; $8,230 in club membership fees; and $1,493 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.


     (2) Includes $59,271 in forgiven indebtedness; $3,750 in interest calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $5,950 in club membership fees; and $1,295 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.


     (3) Includes $98,118 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by the Company to Mr. Kerrigan; $12,660 in club membership fees; and $1,428 in life insurance premiums paid by the Company on behalf of Mr. Kerrigan.


     (4) Includes $23,301 in forgiven indebtedness; $4,258 in automobile allowances; $16,346 in club membership fees; and $1,678 in life insurance premiums paid by the Company on behalf of Mr. Blatt.


     (5)  Includes  $9,271  in  forgiven  indebtedness;   $2,813  in  automobile
allowances; $14,450 in club membership fees; and $1,137 in life insurance premiums paid by the Company on behalf of Mr. Blatt.


     (6) Includes $48,118 in forgiven indebtedness; $2,813 in automobile allowances; $14,050 in club membership fees; and $1,300 in life insurance premiums paid by the Company on behalf of Mr. Blatt.

     (7) Includes $14,859 in forgiven indebtedness; $6,643 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Coinmach Laundry relating to the Transaction; $2,083 in automobile allowances; and $834 in life insurance premiums paid by the Company on behalf of Mr. Doyle.

     (8)  Includes  $4,426  in  forgiven  indebtedness;   $2,098  in  automobile
allowances; and $510 in life insurance premiums paid by the Company on behalf of Mr. Doyle.

     (9) Includes $10,259 in forgiven indebtedness; $1,213 in automobile allowances; and $580 in life insurance premiums paid by the Company on behalf of Mr. Doyle.

     (10) Includes $24,622 in forgiven indebtedness; $2,943 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Coinmach Laundry relating to the Transaction; $950 in interest expense calculated at a rate of 9.5% per annum on a loan made by the Company to Mr. Denson; $1,025 in automobile allowances; and $1,499 in life insurance premiums paid by the Company on behalf of Mr. Denson.

     (11) Includes $20,000 in forgiven indebtedness; $2,900 in interest calculated at a rate of 9.5% per annum on a loan made by the Company to Mr. Denson; $1,275 in automobile allowances; and $2,053 in life insurance premiums paid by the Company on behalf of Mr. Denson.

     (12) Includes $20,000 in forgiven indebtedness; $3,800 in interest, calculated at a rate of 9.5% per annum on a loan made by the Company to Mr. Denson; $1,463 in automobile allowances; and $1,600 in life insurance premiums paid by the Company on behalf of Mr. Denson.

     (13) Includes $13,029 in forgiven indebtedness; $6,732 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Coinmach Laundry relating to the Transaction; $438 in automobile allowances; and $1,165 in life insurance premiums paid by the Company on behalf of Mr. Stanky.

     (14)  Includes  $2,455  in  forgiven   indebtedness;   $551  in  automobile
allowances; and $794 in life insurance premiums paid by the Company on behalf of Mr. Stanky.


     (15)  Includes  $2,455  in  forgiven   indebtedness;   $243  in  automobile
allowances; and $828 in life insurance premiums paid by the Company on behalf of Mr. Stanky.


     (16) Represents matching contributions made by the Company to the 401(k) Plan.


EMPLOYMENT CONTRACTS

     EMPLOYMENT AGREEMENTS OF STEPHEN R. KERRIGAN, MITCHELL BLATT AND ROBERT M. DOYLE. On January 31, 1995, TCC and each of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle (each, a "Senior Manager"), entered into Senior Management Agreements (collectively, the "Senior Management Agreements"). In connection with the Solon Merger, the obligations of TCC under the Senior Management Agreements were assumed by us and certain amendments to such agreements were effected pursuant to the Omnibus Agreement, dated as of November 30, 1995 (the "Omnibus Agreement"). The Senior Management Agreements (after giving effect to base salary increases thereunder) provide for annual base salaries of $425,000, $300,000 and $200,000 for each of Messrs. Kerrigan, Blatt and Doyle, respectively, which amounts are reviewed annually by our board of directors (the "Board"). During the fiscal year ended March 31, 2002, our Board approved annual base salaries for each of Messrs. Kerrigan, Blatt and Doyle of $425,000, $300,000 and $250,000, respectively. The Board, in its sole discretion, may grant each Senior Manager an annual bonus. Each Senior Management Agreement is terminable at the will of the Senior Managers or at the discretion of the Board. Senior Managers are entitled to severance pay upon termination of their employment. If employment is terminated by us without Cause (as defined in the Senior Management Agreements) and no event of default has occurred under any bank credit facility to which we are a party, Senior Managers are entitled to receive severance pay in an amount equal to 1.5 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated by us and an event of default has occurred and is continuing under any bank credit facility to which we are a party, Senior Managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. Under limited circumstances, Senior Managers are entitled to receive half of the severance pay to which they are otherwise entitled if employment with us is terminated by them.

     EMPLOYMENT AGREEMENT OF JOHN E. DENSON. We entered into an employment agreement with Mr. Denson, dated December 17, 2000, which replaced his employment agreement previously in effect. Mr. Denson's current employment agreement has a term of one year and is automatically renewable each year for successive one-year terms. Such agreement provided for an annual base salary of $110,000, commencing January 1, 1997, which amount is to be reviewed each December by our Board. During the 2002 Fiscal Year, the Compensation Committee approved an annual base salary for Mr. Denson of $140,000, which base salary is reviewed annually by the Board. The Board may, in its discretion, grant Mr. Denson an annual bonus. The agreement is terminable at the will of Mr. Denson or at the discretion of the Board. Under the terms of such employment agreement, Mr. Denson is entitled to receive severance pay upon termination of employment by us without Just Cause (as defined in such agreement) in an amount equal to his annual base salary then in effect.

     EMPLOYMENT AGREEMENT OF MICHAEL E. STANKY. On July 1, 1995, we entered into an employment agreement with Mr. Stanky. The terms and conditions of Mr. Stanky's employment agreement are substantially similar to those contained in the Senior Management Agreements. During the 2002 Fiscal Year, the Compensation Committee approved an annual base salary for Mr. Stanky of $195,000.

401(K) SAVINGS PLAN

     We offer a 401(k) savings plan (the "401(k) Plan") to all of our current eligible employees who have completed three months of service. Pursuant to the 401(k) Plan, eligible employees may defer from 2% up to 15% of their salaries up to a maximum level imposed by applicable federal law ($11,000 in 2002). The percentage of compensation contributed to the plan is deducted from each eligible employee's salary and considered tax- deferred savings under applicable federal income tax law. Pursuant to the 401(k) Plan, we contribute matching contribution amounts (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose) of 25% contributed to the 401(k) Plan by the respective eligible employee up to the first 6% of the amount contributed by such employee. Eligible employees become vested with respect to matching contributions made by us pursuant to a vesting schedule based upon an eligible employee's years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the 401(k) Plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

     We made the following matching contributions during the 2002 Fiscal Year to the Named Executive Officers appearing in the Summary Compensation Table above:
Mr. Kerrigan $2,334; Mr. Blatt $2,334; Mr. Doyle $2,944; Mr. Denson $1,925; and Mr. Stanky $2,335.

COMPENSATION OF DIRECTORS

     Directors  receive no cash  remuneration  for their  service as  directors,
other  than   reimbursement  of  reasonable  travel  and  related  expenses  for attendance at Board meetings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN LOANS TO MEMBERS OF MANAGEMENT

     As of June 6, 2002, Mr. Kerrigan (directly and indirectly through MCS, an entity controlled by Mr. Kerrigan), Mr. Blatt, Mr. Doyle, Mr. Stanky and Mr. Denson owed us $705,234, $551,746, $209,388, $205,811 and $87,807, respectively, plus interest accrued thereon. During the last fiscal year, the largest aggregate amount owed to us by Mr. Kerrigan (directly and indirectly through MCS), Mr. Blatt, Mr. Doyle, Mr. Stanky and Mr. Denson equaled $787,202, $575,047, $224,247, $218,040 and $107,807, respectively, plus interest accrued thereon.

     The indebtedness of each of MCS and Mr. Blatt is evidenced by (i) two promissory notes dated July 26, 1995 in the original principal amount of $52,370, and (ii) two promissory notes dated May 3, 1996, each in the original principal amount of $21,797. Each such note (i) accrues interest at a rate of 8% per annum, (ii) was delivered to us in connection with the purchase of our securities by MCS and Mr. Blatt and (iii) is secured by pledges of all the Coinmach Laundry common stock held by MCS and Mr. Blatt. The promissory notes dated July 26, 1995 and May 3, 1996 are payable in eight equal annual installments commencing on July 26, 1996 and May 3, 1997 respectively. During the 2002 Fiscal Year, we forgave the repayment of approximately (i) $6,546 by each of MCS and Mr. Blatt, which amounts represent the aggregate amount of the sixth installment of principal and interest owed by MCS and Mr. Blatt under the note dated July 26, 1995, and (ii) $2,725 by each of MCS and Mr. Blatt, which amounts represent the aggregate amount of the fifth installment of principal and interest owed by MCS and Mr. Blatt under the note dated May 3, 1996.

     On May 5, 1999, we agreed to extend a loan of $250,000 to Mr. Blatt, which loan is evidenced by a promissory note providing, among other things, that such loan (i) be repaid in a single payment on the third anniversary of such loan and
(ii) accrue interest at a rate of 8% per annum. A principal payment of $20,000 was made by Mr. Blatt on June 7, 1999. Such loan is also secured by a pledge of all the Coinmach Laundry common stock held by Mr. Blatt.

     In connection with the going private transaction, certain loans were extended by Coinmach Laundry to MCS, Mr. Blatt, Mr. Doyle, Mr. Stanky and Mr. Denson for the purchase of preferred and/or common stock in the principal amounts of $453,941, $311,786, $208,664, $211,477 and $92,429, respectively.
Such loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. During the 2002 Fiscal Year, we forgave the repayment of approximately $37,149, $14,030, $17,076, $17,306 and $7,564, which amounts represent the aggregate amount of the first installment of principal and interest owed by MCS, Mr. Blatt, Mr. Doyle, Mr. Stanky and Mr. Denson, respectively.

     RELOCATION LOANS

     In connection with our establishment of a corporate office in Charlotte, North Carolina and the relocation of Messrs. Kerrigan and Denson to such office in September 1996 and March 1997, respectively, we extended loans to each of Messrs. Kerrigan and Denson in the principal amounts of $500,000 ($250,000 of which is reflected in the $705,234 owed by Mr. Kerrigan to us as of June 6,
2002) and $80,000, respectively. The loan to Mr. Denson (the "Denson Loan") was an interest free demand loan. We forgave an aggregate of $80,000 on the Denson Loan, $20,000 of which was forgiven during the 2002 Fiscal Year. The loan to Mr. Kerrigan (the "Kerrigan Loan") provides for the repayment of principal and interest in five equal annual installments commencing in July 1997 (each payment date, a "Payment Date") and accrual of interest at a rate of 7.5% per annum. During the fiscal year ended March 31, 1998, the Board determined to extend the Kerrigan Loan an additional five years providing for repayment of outstanding principal and interest in equal annual installments ending July 2006. The Kerrigan Loan provides that payments of principal and interest will be forgiven on each Payment Date provided that Mr. Kerrigan is employed by us on such Payment Date. If Mr. Kerrigan ceases to be employed by us as a result of (i) a change in control of the Company, (ii) the death or disability of Mr. Kerrigan while employed by us or (iii) a termination by Mr. Kerrigan for cause (as defined in the Kerrigan Loan) (each, a "Termination Event"), then all outstanding amounts due under the Kerrigan Loan will be forgiven as of the date of the Termination Event. If Mr. Kerrigan's employment is terminated upon the occurrence of any event that is not a Termination Event, then all outstanding amounts due under the Kerrigan Loan will become due and payable within 30 business days following the termination of Mr. Kerrigan's employment.

STOCKHOLDERS AGREEMENT

     In connection with the going-private transaction, Coinmach Laundry, certain of our executive officers, GTCR-CLC, LLC and certain other investors entered into a stockholders agreement, dated as of July 5, 2000. The stockholders agreement provides: (i) GTCR with the ability to designate for election a majority of Coinmach Laundry's directors; (ii) for certain restrictions on transfers of any of Coinmach Laundry's capital stock purchased or otherwise acquired by any stockholder party to the agreement including, but not limited to, provisions providing (A) stockholders party to the agreement with certain limited participation rights in certain proposed transfers and (B) Coinmach Laundry, GTCR-CLC and certain other stockholders with certain limited first refusal rights in certain proposed transfers; (iii) that if Coinmach Laundry authorizes the issuance or sale of any shares of common stock or any securities convertible, exchangeable or exercisable for common stock, Coinmach Laundry will first offer to sell to stockholders party to the agreement a specified percentage of the shares sold in such issuance; and (iv) upon approval by the board of directors of Coinmach Laundry and holders of a majority of the shares of common stock of Coinmach Laundry then outstanding of a sale of all or substantially all of Coinmach Laundry's assets or outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise), each stockholder party to the agreement shall vote for such sale and waive any dissenters rights, appraisal rights or similar rights in connection therewith.

MANAGEMENT AND CONSULTING SERVICES

     During the last fiscal year, we paid Mr. James N. Chapman, a director of Coinmach Laundry, $480,000 for general financial advisory and investment banking services.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT; REGISTRATION RIGHTS

     On January 25, 2002 (the "Issue Date"), we sold 9% Senior Notes due 2010 in a private placement to Jefferies & Company, Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais Securities (USA) Inc., as the initial purchasers. The initial purchasers then resold those notes under an offering memorandum dated January 17, 2002 in reliance on Rule 144A and other available exemptions under the Securities Act of 1933, as amended. On January 25, 2002, we, the guarantors and the initial purchasers also entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which each of us and the guarantors agreed that we will, at our expense, for the benefit of the holders of the notes:

     o within 90 days after the Issue Date (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the notes for notes (the "Exchange Notes") of Coinmach Corporation, guaranteed on an unsecured senior basis by the guarantors having terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and

     o cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date.

     Upon the Exchange Offer Registration Statement being declared effective, we will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the notes (and the related guarantees). We will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of notes. For each of the notes surrendered to us pursuant to the Exchange Offer, the holder who surrendered such note will receive an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue (A) from the later of:

     o the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or

     o if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on such note, from the Issue Date.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes (and the related guarantees) will be freely transferable by holders thereof (other than affiliates of ours) after the Exchange Offer without further registration under the Securities Act; PROVIDED, HOWEVER, that each holder that wishes to exchange its notes for Exchange Notes will be required to represent:

     o that any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

     o that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act;

     o that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of ours;

     o if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes; and

     o if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

     If:

     o    because   of  any   change   in  law   or  in   currently   prevailing
          interpretations of the Staff of the Commission, we are not permitted to effect an Exchange Offer;

     o the Exchange Offer is not consummated within 30 business days from the date the Exchange Offer Registration Statement was declared effective;

     o in certain circumstances, certain holders of unregistered Exchange Notes so request; or

     o in the case of any holder of notes that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders of notes and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder.

     We will, in the event that a Shelf Registration Statement is filed, provide to each holder of notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder of notes that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     If we fail to meet the targets listed above, then additional interest (the "Additional Interest") shall become payable in respect of the notes as follows:

     (1) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the Commission on or prior to 90 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

     (2) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 180 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 90th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional

         Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

     (3) if (A) we have not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the date that is 30 business days from the date the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 30th business day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

PROVIDED, HOWEVER, that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.0% per annum; PROVIDED, FURTHER, HOWEVER, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of Exchange Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3) (B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

EXPIRATION DATE; EXTENSIONS

     The expiration date of the exchange offer is August 14, 2002 at 5:00 p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We expressly reserve the right, in our sole and absolute discretion:

     o    to delay accepting any notes;

     o    to extend the exchange offer;

     o if any of the conditions under "-- Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

     o to waive any condition or otherwise amend the terms of the exchange offer in any manner.

     If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any pubic announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any pubic announcement other than by issuing a release to a national news service.

TERMS OF THE EXCHANGE OFFER

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of new 9% Senior Notes due 2010 (the "new notes") for each $1,000 in principal amount of outstanding notes (the "old notes"). We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "--Conditions of the Exchange Offer." Old notes may be tendered only in multiples of $1,000. Holders of notes may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact under the procedures for book-entry transfer described below.

     As of the date of this prospectus, $450.0 million in aggregate principal amount of the old notes were outstanding. Solely for reasons of administration, we have fixed the close of business on July 10, 2002 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the old notes, or the holder's legal representative or attorney-in-fact, whose ownership is reflected in the records of U.S. Bank, N.A., as registrar, or whose notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our "affiliate", as defined in Rule 405 under the Securities Act of 1933.

     We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders of old notes do not have appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

     Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "--Fees and Expenses" for more information about the costs of the exchange offer.

     We do not make any recommendation to holders of old notes as to whether to tender any of their old notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

CONDITIONS OF THE EXCHANGE OFFER

     You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

     Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the

Securities and Exchange Commission. If we determine in our sole discretion that any of these events or conditions has occurred, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or may waive any condition or amend the terms of the exchange offer.

     We expect that the above conditions will be satisfied. The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time. Any determination by us concerning the events described above will be final and binding upon all parties.

INTEREST

     Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for the new note or, if no interest has been paid or duly provided for on the old note, from January 25, 2002. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes prior to the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after January 25, 2002.

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's old notes and our acceptance of old notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

     Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for the transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent's message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

     Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Delivery Instructions"; or

     o    for the account of an eligible institution, as described below.

     If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

     As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the period of time as we determine. Neither our company nor the exchange agent is under any duty to give notification of defects in the tenders or will incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the irregularities have been cured or waived.

     By tendering, you will represent to us that, among other things:

     o you are not our "affiliate", as defined in Rule 405 under the Securities Act of 1933;

     o you will acquire the new notes in the ordinary course of your business;

     o you are not a broker-dealer that acquired your notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

     o    if you are a  broker-dealer  that  acquired  your notes as a result of
          market-making  or  other  trading  activities,   you  will  deliver  a
          prospectus in connection with any resale of new notes; and

     o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

     In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and:

     o    your old notes are not immediately available;

     o you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent; or

     o you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

     o tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

     o on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered old notes, the principal amount of tendered old notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

     Any holder who wishes to tender old notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes before 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

WITHDRAWAL RIGHTS

     Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "--The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     o specify the name of the person having deposited the old notes to be withdrawn;

     o identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

     o specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

     All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered following the procedures described under "--Procedures for Tendering Old Notes" at any time on or before the expiration date.

THE EXCHANGE AGENT; ASSISTANCE

     U.S. Bank, N.A. is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

   BY MAIL, HAND OR OVERNIGHT COURIER:     BY TELEPHONE OR FACSIMILE:
   U.S. Bank, N.A.                         Phone:  (651) 244-8677
   180 East 5th Street                     Facsimile: (651) 244-0711
   St. Paul, Minnesota 55101

FEES AND EXPENSES

     We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of our company and our affiliates and by persons so engaged by the exchange agent.

     We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their old notes, except for limited instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

     Any old notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, the old notes may be resold only:

     o    to us or any of our subsidiaries;

     o inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act of 1933;

     o inside the United States to an institutional "accredited investor," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, or an "accredited investor" that, prior to the transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing various representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

     o outside the United States in compliance with Rule 904 under the Securities Act of 1933;

     o in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

     o under an effective registration statement under the Securities Act of 1933.

     Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

RESALES OF THE NEW NOTES

     We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act of 1933, of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "--Procedures for Tendering Old Notes" above.

     Any holder of old notes:

     o who is our "affiliate", as defined in Rule 405 under the Securities Act of 1933;

     o who did not acquire the new notes in the ordinary course of its business;

     o who is a broker-dealer that purchased old notes from us to resell them under Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

     o who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act of 1933, new notes;

will be subject to separate restrictions. Each holder in any of the above categories:

     o will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

     o will not be permitted or entitled to tender old notes in the exchange offer; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

     In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     Based on the position taken by the staff of the Securities and Exchange Commission in the interpretive letters referred to above, we believe that "participating broker-dealers," or broker-dealers that acquired old notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes, other than old notes that represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the new notes. See "Plan of Distribution." However, a participating broker-dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "--The Exchange Agent; Assistance." Any participating broker-dealer that is our "affiliate" may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

     Each participating broker-dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

                            DESCRIPTION OF THE NOTES

     The old notes were, and the new notes will be, issued pursuant to an indenture (the "Indenture"), dated as of January 25, 2002, by and among the Company, the Guarantors and U.S. Bank, N.A., as Trustee (the "Trustee"). The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes:

     o    will be registered under the Securities Act of 1933; and

     o    will not bear any legends restricting transfer.

     The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture may be obtained from the Company or the Initial Purchasers. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section, references to the "Company" include only Coinmach Corporation and not its Subsidiaries.

     In the following summary:

     o "new notes" refers to the registered notes being offered by this prospectus;

     o "old notes" refers to your old notes that may be exchanged for new notes in the exchange offer;

     o    "Notes" refers collectively to the new notes and the old notes;

     o references to the "Company" include only Coinmach Corporation and not its Subsidiaries; and

     o you can find definitions of various terms under the subsection "--Certain Definitions."

     The Notes are senior obligations of the Company and rank equally in right of payment with all other senior obligations of the Company, including borrowings under the Credit Agreement. However, the Notes are unsecured obligations of the Company and the borrowings under the Credit Agreement are secured by Liens on substantially all of the assets of the Company and its Subsidiaries. As a result, the Indebtedness under the Credit Agreement (and any other secured Indebtedness of the Company) effectively ranks senior to the Notes to the extent of the security therefor.

     The new notes will be issued solely in exchange for an equal principal amount of old notes, in registered form, without coupons and in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders of Notes. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are unlimited in aggregate principal amount, of which $450.0 million in aggregate principal amount was issued in the initial offering. The Notes will mature on February 1, 2010. Additional Notes may be issued from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence oF Additional Indebtedness." Interest on the Notes will accrue at the rate of 9% per annum and will be payable semiannually in cash on each February 1 and August 1, commencing on August 1, 2002, to the persons who are registered holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes are not entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     OPTIONAL REDEMPTION. Except as described below, the Notes are not redeemable before February 1, 2006. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 1 of the year set forth below:

        YEAR                                                       PERCENTAGE
        ----                                                       ----------
        2006.....................................................  104.500%
        2007.....................................................  103.000%
        2008.....................................................  101.500%
        2009 and thereafter......................................  100.000%

     In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

     OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. At any time, or from time to time, on or prior to February 1, 2005, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 109% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that:

         (1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

         (2) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

     "Equity Offering" means a public or private offering of Qualified Capital Stock of the Company or an equity contribution from a holder of Qualified Capital Stock of the Company.

SELECTION AND NOTICE OF REDEMPTION

     In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2) on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

GUARANTEES

     The Guarantors jointly and severally guarantee the Company's obligations under the Indenture and the Notes on an unsecured senior basis. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, which designation is in compliance with the Indenture, such Guarantor's Guarantee will be released.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require that the Company purchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     If the Company becomes obligated to repurchase or pay the Notes other than upon the scheduled maturity date, such event could constitute a default under the Credit Agreement (which would also cause an Event of Default under the Indenture). Given that Indebtedness outstanding under the Credit Agreement is secured by substantially all of the assets of the Company, in the event of the occurrence of an Event of Default under the Indenture or a default under the Credit Agreement, holders of such secured Indebtedness will have claims that effectively rank prior in right of payment to those of holders of Notes with respect to the assets securing such Indebtedness.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.00 to 1.0 if such Indebtedness is incurred on or prior to March 31, 2005 or 2.25 to 1.0 if such Indebtedness is incurred thereafter.

     LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of Capital Stock of the Company or a Spinoff Guarantor that is not a Wholly Owned Restricted Subsidiary to holders of such Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or a Spinoff Guarantor that is not a Wholly Owned Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes; or

          (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

          (i) a Default or an Event of Default shall have occurred and be continuing; or

          (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

                  (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to December 31, 2001 and ending on the last day of the Company's last fiscal quarter ending prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

                  (x) 100% of the aggregate  net cash  proceeds  received by the
              Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 31, 2001 and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company or from the issuance of debt securities of the Company that have been converted into or exchanged for Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

                  (y)  without  duplication  of any  amounts  included in clause
              (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to December 31, 2001 and on or prior to the Reference Date (excluding, in the case of clauses
              (iii)(x) and (y), any net cash proceeds from (A) issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid and (B) any amounts received in respect of a Guarantor Release Event).

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

     (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

     (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a)
shares  of  Qualified   Capital   Stock  of  the  Company  or  (b)   Refinancing
Indebtedness;

     (4) if no Default or Event of Default shall have occurred and be continuing, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

     (5)  if no  Default  or  Event  of  Default  shall  have  occurred  and  be
continuing,   Restricted   Payments  in  an  aggregate   amount  not  to  exceed
$15,000,000;

     (6) the making of payments by the Company to Parent in an amount not in excess of the federal and state (in such states that permit consolidated or combined tax returns) income tax liability that the Company and its Restricted Subsidiaries would have been liable for if the Company and its Restricted Subsidiaries had filed their tax returns on a stand-alone basis; PROVIDED that such payments shall be made by the Company no earlier than five days prior to the date on which Parent, is required to make its payments to the Internal Revenue Service or the applicable state taxing authority, as the case may be;

     (7) Permitted Tax Distributions;

     (8) if no Default or Event of Default shall have occurred and be continuing, a distribution to Parent solely to enable Parent to repurchase Parent's Capital Stock from members of Parent's management in connection with certain executive employment agreements in effect on the Issue Date not to exceed $1,000,000 in any fiscal year; PROVIDED that any amounts not used in such fiscal year may be carried forward one year (but not beyond one year);

     (9) if no Default or Event of Default shall have occurred and be continuing, the Permitted Distribution;

     (10) if no Default or Event of Default shall have occurred and be continuing, the payment to Parent (i) for reasonable accounting, tax, legal, administrative and other support services provided for the benefit of the Company or (ii) to pay a management fee to Parent or any Affiliate of Parent, not to exceed $1,000,000 in any fiscal year; and

     (11) the transaction giving rise to the release of the Guarantee of the Notes by the Spinoff Guarantor in accordance with the Guarantor Release Event.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4), (5) and (8) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     LIMITATION ON ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

         (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

         (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

              (a) to permanently reduce Indebtedness under the Credit Agreement;

              (b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or

              (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b); PROVIDED, HOWEVER, that the 75% limitation set forth in clause (2) of this paragraph shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to the Board of Directors of the Company and the Trustee that the after-tax cash portion of the consideration to be received by the Company or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in clause (2) of this paragraph and PROVIDED, FURTHER, that for purposes of this covenant,

         Cash Equivalents shall include (except with respect to any Asset Sales involving the Spinoff Guarantor) any Indebtedness under the Credit Agreement of the Company or any Restricted Subsidiary (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that is assumed by the transferee and for which the Company or such Restricted Subsidiary is reasonably indemnified in connection with the relevant Asset Sale.

     On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a PRO RATA basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

     The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

          (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2) such Asset Sale is for fair market value; PROVIDED that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

     Each notice of a Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

               (a) applicable law;

               (b) the Indenture;

               (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

               (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

               (e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Credit Agreement;

               (f) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e); or

               (g) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Liens.

     LIMITATION ON PREFERRED STOCK OF NON-GUARANTOR RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

     LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2) in all other cases, the Notes are equally and ratably secured, except for:

               (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

               (b) Liens securing the Notes and the Guarantees;

               (c) Liens securing borrowings under the Credit Agreement (whether incurred pursuant to clause (2) of the definition of "Permitted
          Indebtedness" or any other clause thereof or pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant) including any additional Obligations thereunder (which Liens may extend to all property now owned or hereafter acquired by the Company or any of its Subsidiaries);

               (d) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

               (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" provisions of the Indenture; PROVIDED, however, that such Liens: (i) are no less favorable to the holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

               (f) Permitted Liens.

     MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1) either:

               (a) the Company shall be the surviving or continuing corporation; or

               (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

                    (x) shall be a corporation  organized  and validly  existing under the laws of the United States or any State thereof or the District of Columbia; and

                    (y) shall expressly  assume,  by supplemental  indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above
     (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture pursuant to a Guarantor Release Event or in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)  such  entity  assumes  by  supplemental   indenture  all  of  the
     obligations of the Guarantor on the Guarantee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

     Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

     All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     The restrictions set forth in the first paragraph of this covenant shall not apply to:

          (1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, PROVIDED such transactions are not otherwise prohibited by the Indenture;

          (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of Notes in any material respect than the original agreement as in effect on the Issue Date; and

          (4) Restricted Payments permitted by the Indenture.

     ADDITIONAL SUBSIDIARY GUARANTEES. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall:

          (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

          (2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

     CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses (including, without limitation, route businesses) in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

     REPORTS TO HOLDERS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the holders of Notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (3) a default in the observance or performance of any of the covenants described under "Limitation on Asset Sales," "Conduct of Business" and "Reports to Holders" contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes;

          (4) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

         (6) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (8) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant
     Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default  specified in clause
(7) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

     If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     No past, present or future director, officer, employee, incorporator, or stockholder of the Company, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (PROVIDED that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the
Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (1) the rights of holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

               (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

               (b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

          in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder of Notes is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9) certain other customary conditions precedent are satisfied.

     Notwithstanding  the foregoing,  the opinion of counsel  required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1) either:

               (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

               (b) all  Notes  not  theretofore  delivered  to the  Trustee  for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) the Company has paid all other sums payable under the Indenture by the Company; and

          (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Guarantors and the Trustee, without the consent of the holders of Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

          (1) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (4) make any Notes payable in money other than that stated in the Notes;

          (5) make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the holders of Notes; or

          (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the Notes and the Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted
Subsidiary of the Company or the time of such acquisition, merger or consolidation.

     "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "ASSET ACQUISITION" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million; and (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; (d) the transaction giving rise to the release of the Guarantee of the Notes by the Spinoff Guarantor in accordance with the Guarantor Release Event; (e) sales of franchises in the ordinary course of business; and (f) sales or grants of licenses or similar rights in the ordinary course of business in respect of the Company's or any Restricted Subsidiary's intellectual property.


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

     "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "CAPITAL STOCK" means:

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

          (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "CASH EQUIVALENTS" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above.

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

          (1) any Person or "Group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total outstanding Voting Stock of Parent or the Company; PROVIDED


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     that the  Permitted  Holders  do not have the  right or  ability  by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

          (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent or the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of Parent or the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; PROVIDED, HOWEVER, there shall be no Change of Control pursuant to this clause (2) if during such two-year period the Permitted Holders continue to own, directly or indirectly, a majority of the Voting Stock of the Company; or

          (3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent or the Company to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) that are not controlled, directly or indirectly, by the Permitted Holders.

         "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby:

               (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business);

               (b) Consolidated Interest Expense; and

               (c) Consolidated Non-cash Charges LESS any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed
Charges" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period, and including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act; PROVIDED that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the Four Quarter Period ending on or prior to the Transaction Date; and

          (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees), other than any cash costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date; (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

     "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP (which shall include the amounts of Permitted Tax Distributions during such period); provided that there shall be excluded therefrom:


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

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) after-tax items classified as extraordinary or nonrecurring gains;

          (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

          (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

          (6) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (8) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

          (9)   amortization   charges   resulting   from  purchase   accounting
     adjustments with respect to transactions prior to the Issue Date;

          (10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (11) write downs resulting from the impairment of intangible assets;

          (12) the amount of amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

          (13) costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date.

     "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "CREDIT AGREEMENT" means the Credit Agreement dated as of the Issue Date, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part and whether with the original agents and lenders or other agents and lenders or otherwise including, without limitation, under any high yield financing) including, without limitation, to increase the amount of available borrowings thereunder (PROVIDED that any Indebtedness


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incurred pursuant to such increase is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or to add Restricted Subsidiaries of the Company as additional borrowers or Restricted Subsidiaries of the Company or other Persons as additional guarantors thereunder.

     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes for cash.

     "DOMESTIC RESTRICTED SUBSIDIARY" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date; PROVIDED, HOWEVER that Financial Accounting Standards No. 141 and No. 142 shall be deemed to be in effect as of the Issue Date; PROVIDED, FURTHER that so long as the Spinoff Guarantor shall be deemed to be a Subsidiary, all covenants shall be calculated as if the Spinoff Guarantor is a Subsidiary that should be consolidated with the Company.

     "GUARANTOR" means: (1) each of Super Laundry Equipment Corp., Grand Wash & Dry Launderette, Inc. and the Spinoff Guarantor ; and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "GUARANTOR RELEASE EVENT" means with respect to the Spinoff Guarantor, receipt by the Company of an amount in cash or Cash Equivalents equal to not less than 3.0x the Consolidated EBITDA of the Spinoff Guarantor during the Four Quarter Period ending on or prior to the date of receipt by the Company of such funds in the form of (i) a repayment of Investments, (ii) an equity contribution or (iii) a combination of amounts permitted by clauses (i) and (ii) above, and the concurrent release of the Spinoff Guarantor's Guarantee of the Notes; PROVIDED that the Spinoff Guarantor's Guarantee of the Notes shall not be released unless and until the Company and its Restricted Subsidiaries shall have been released from any guarantees of Indebtedness of the Spinoff Guarantor; PROVIDED, FURTHER, that to the extent the Company receives any such cash or Cash Equivalents as described above, the Company shall apply such cash or Cash Equivalents to (i) repay Indebtedness under the Credit Agreement


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(including a permanent  reduction in the committed  amounts therefor in the case of any revolving credit facility so repaid) or (ii) repurchase, redeem or otherwise retire Notes.

     "HOLDER" means the Person in whose name a Note is registered on the Registrar's books.

     "INDEBTEDNESS" means with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company's past practice);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)  guarantees  and  other  contingent   obligations  in  respect  of
     Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under currency agreements and interest swap agreements of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "INDEPENDENT FINANCIAL ADVISOR" means an investment banking firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "INITIAL APPLIANCE WAREHOUSE INVESTMENT" means the contribution or other transfer of the assets comprising the Appliance Warehouse division of the Company into a Wholly Owned Restricted Subsidiary of the Company which shall be a Guarantor of the Notes; PROVIDED that at the time of such contribution or other transfer (i) such assets shall not have a book value greater than $45.0 million, of which the amount of cash and Cash Equivalents shall not exceed $2.0 million and (ii) the Company shall have received an unsubordinated, intercompany note of the Spinoff Guarantor payable in an amount not less than $15.0 million in return for such contribution or other transfer.

     "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "ISSUE DATE" means the date of original issuance of the Notes.

     "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

          (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.


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

     "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PARENT" means Coinmach Laundry Corporation.

     "PERMITTED DISTRIBUTION" means (i) if the initial Appliance Warehouse Investment has occurred, the sale, issuance, conveyance, transfer, contribution or other disposition of the Spinoff Guarantor in any transaction in which the Spinoff Guarantor is no longer a Wholly Owned Restricted Subsidiary of the Company or (ii) if no Appliance Warehouse Investment has occurred, the dividend or other disposition of assets comprising the Appliance Warehouse division of the Company to the holders of the Company's Capital Stock and the contribution or other disposition of such assets into a Person that shall become a Guarantor of the Notes; PROVIDED that at the time of such dividend or other disposition
(i) such assets shall not have a book value greater than $45.0 million, of which the amount of cash and Cash Equivalents shall not exceed $2.0 million and (ii) the Company shall have received an unsubordinated, intercompany note of the Spinoff Guarantor payable in an amount not less than $15.0 million in return for such dividend or other disposition; PROVIDED, FURTHER, that the Spinoff Guarantor shall remain a Guarantor until the occurrence of a Guarantor Release Event.

     "PERMITTED HOLDERS" mean GTCR-CLC, LLC or any Affiliate thereof.

     "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

          (1) Indebtedness under the Notes issued on the Issue Date in an aggregate principal amount not to exceed $450.0 million and the related Guarantees;

          (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $380.0 million, less the amount of mandatory repayments actually made by the Company or any Restricted Subsidiary since the Issue Date with Net Cash Proceeds of an Asset Sale in respect of Indebtedness under the Credit
     Agreement:

          (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

          (5) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company or the Spinoff Guarantor to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or the Spinoff Guarantor or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; PROVIDED that if as of any date any Person other than the Company or the Spinoff Guarantor or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company or the Spinoff Guarantor for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the Spinoff Guarantor, in each case subject to no Lien; PROVIDED that
     (a) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the Spinoff Guarantor owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two business days of incurrence;

          (9) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $25.0 million at any one time outstanding;

          (11) Refinancing Indebtedness;

          (12) Guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

          (13) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; PROVIDED that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition; and

          (14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

     For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

     "PERMITTED INVESTMENTS" means:

          (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will


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

     merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company (in each case, other than the Spinoff Guarantor);

          (2) Investments in the Company by any Restricted Subsidiary of the Company; PROVIDED that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of the amount outstanding on the Issue Date plus $500,000 at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (6) additional Investments not to exceed $20.0 million at any one time outstanding;

          (7) Investments in the Notes;

          (8) Investments in the Spinoff Guarantor not to exceed $5.0 million per fiscal year of the Company plus an amount equal to the payments received by the Company of dividends or distributions in connection with such Investments or any other amounts received in respect of such Investment (in each case to the extent such payments or other amounts are not included in Consolidated Net Income); PROVIDED that all such Investments made pursuant to this clause (8) shall be in the form of unsubordinated Indebtedness;

          (9) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (10) Investments made by the Company or its Restricted Subsidiaries as a result of an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (11) the Initial Appliance Warehouse Investment; and

          (12) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries.

     "PERMITTED LIENS" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);


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

          (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation; PROVIDED that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; PROVIDED, HOWEVER, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)  Liens  securing   reimbursement   obligations   with  respect  to
     commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements;

          (13) Liens securing Acquired  Indebtedness incurred in accordance with
     the  "Limitation  on  Incurrence  of  Additional   Indebtedness"  covenant;
     PROVIDED that:

               (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

               (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

          (14) Liens securing assets of the Company in addition to that described in clauses (1) through (13) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (14) would not exceed $25.0 million at any one time outstanding.


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

     "PERMITTED TAX DISTRIBUTIONS" means the payment of any dividends or distributions on Capital Stock of the Spinoff Guarantor to the extent necessary to permit direct or indirect owners of such Capital Stock to receive tax distributions in an aggregate amount with respect to each taxable year of the Spinoff Guarantor (whether or not such dividends or distributions are made during such taxable year) equal to the taxable income of a Spinoff Guarantor allocated to a partner or member, as the case may be, multiplied by the highest combined federal, state and local income tax rate (including, to the extent applicable, alternative minimum tax) solely as a result of a Spinoff Guarantor (and any intermediate entity through which such holder owns such Capital Stock) being a partnership, limited liability company, S corporation, trust or similar pass-through entity for federal income tax purposes.

     "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

     "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13) or (14)
of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

          (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and
     (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "SIGNIFICANT SUBSIDIARY", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.


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

     "SPINOFF GUARANTOR" means the Person into which the assets comprising the Appliance Warehouse division of the Company are contributed, transferred or otherwise conveyed, if and only if such Person becomes a Guarantor of the Notes; PROVIDED that the Spinoff Guarantor shall cease to be a Spinoff Guarantor at the time its Guarantee of the Notes is released in accordance with a Guarantor Release Event.

     "SUBSIDIARY", with respect to any Person, means:

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2) any  other  Person  of  which at least a  majority  of the  voting
     interest  under  ordinary   circumstances  is  at  the  time,  directly  or
     indirectly, owned by such Person.

     For the purposes of this definition, the Spinoff Guarantor shall be deemed a Subsidiary; PROVIDED that the Spinoff Guarantor shall cease to be a Subsidiary at the time its Guarantee of the Notes is released in accordance with a Guarantor Release Event.

     "UNRESTRICTED SUBSIDIARY" of any Person means:

          (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that:

          (1) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

     "WHOLLY OWNED SUBSIDIARY" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

                          BOOK-ENTRY; DELIVERY AND FORM

     The old notes offered and sold to qualified institutional buyers of the old notes are currently represented by one or more fully registered global notes without interest coupons. The new notes issued in exchange for the old notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

     Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in limited circumstances. See "-Certificated Securities" for more information about the circumstances in which certificated notes may be issued.

     Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

     The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

THE GLOBAL NOTES

     We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

     Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or
(ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

                         DESCRIPTION OF CREDIT FACILITY

     Concurrently with the consummation of the offering, we entered into a new senior credit facility with Bankers Trust Company, as administrative agent (the "Agent"), and other institutions (the "Banks"), which provide loans of up to $355.0 million. The senior credit facility consists of $30.0 million in aggregate principal amount of A Term Loans, $250.0 million in aggregate principal amount of B Term Loans (the "A Term Loans" and the "B Term Loans" are referred to collectively as the "Term Loans") and a revolving credit facility (the "Revolving Credit Facility") which permits us to borrow up to $75.0 million at any one time outstanding with the ability to expand to up to $100.0 million subject to certain additional terms and conditions, to finance working capital, letters of credit and other general corporate needs. We used borrowings under our new senior credit facility, together with proceeds from the offering of the notes, to repay certain existing indebtedness. This information relating to our senior credit facility is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the credit agreement governing our senior credit facility.

     Our indebtedness under our senior credit facility is guaranteed by our domestic subsidiaries and is secured by (i) a first priority security interest in all of the receivables, contracts, contract rights, securities, equipment (other than certain equipment secured by purchase money security interests), intellectual property and inventory owned by us and our domestic subsidiaries, subject to certain customary exceptions, and (ii) a first priority pledge of all our domestic subsidiaries' and our capital stock and certain intercompany notes.

     Indebtedness under our senior credit facility bears interest at a floating rate based upon (i) the Base Rate (defined as the higher of (x) the applicable prime lending rate of Bankers Trust Company and (y) the overnight federal funds rate plus 1/2 of 1%), in each case plus 1.75% or, at our option,
(ii) the Eurodollar Rate (as defineD in the credit agreement) for one, two, three or six months, in each case plus 2.75%.

     The A Term Loans and the Revolving Credit Facility will mature on January 25, 2008. The B Term Loans will mature on July 25, 2009. The A Term Loans are subject to quarterly amortization payments commencing in 2003 and the B Term Loans are subject to semi-annual amortization payments commencing in 2002, respectively, with the B Term Loans amortizing in nominal amounts until the maturity of the A Term Loans. In addition, the credit agreement will provide for mandatory repayments, subject to certain exceptions, of the Term Loans based on certain asset sales, the net proceeds of certain debt and equity issuances, excess cash flow and insurance proceeds.

     The loans under the Revolving Credit Facility may be repaid and reborrowed. We are required to pay to the Banks under the credit agreement a commitment fee equal to 1/2 of 1% per annum, payable in arrears on a quarterlY basis, on the average unused portion of the Revolving Credit Facility during such quarter. We are also required to pay to the Banks participating in the Revolving Credit Facility letter of credit fees equal to 2.75% per annum on the average daily stated amount of each letter of credit outstanding and to the Bank issuing a letter of credit a fronting fee of 1/4 of 1% on the average daily stated amount of each outstanding letter of credit issueD by such Bank (or, if less, $500 per year while such letter of credit is outstanding), in each case payable in arrears on a quarterly basis.

     The credit agreement requires us to meet certain financial tests, including minimum levels of EBITDA (as defined therein), minimum fixed charge coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures. The credit agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the notes), liens and encumbrances and other matters customarily restricted in such agreements. The credit agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, failures under ERISA or foreign pension plans, judgment defaults, failure of any guaranty or security document supporting the credit agreement to be in full force and effect and a change of control.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of material U.S. federal income tax consequences of the exchange of old notes for the new notes to be issued in the exchange offer and of the ownership and disposition of those new notes to holders who acquired the old notes at the initial offering for the original offering price and who acquire new notes in the exchange offer. This discussion is based on U.S. federal income tax laws, regulations, ruling and decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder of the notes based on such holder's particular circumstances. For example, the following discussion does not address the U.S. federal income tax consequences of the ownership and disposition of the notes to a holder who is a broker-dealer, an insurance company, a tax-exempt organization, or a bank or other financial institution. Further, this discussion generally considers only holders for whom the notes are capital assets (generally, assets held for investment) and does not consider special consequences that may be applicable to holders that did not purchase notes in the initial offering. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     For purposes of this discussion, a U.S. holder is any beneficial owner of notes that is (or is treated as):

     o    a citizen or resident of the United States;

     o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     o an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons has the authority to control all substantial decisions.

THE EXCHANGE OFFER

     An exchange of old notes for new notes pursuant to the exchange offer will be ignored for federal income tax purposes. Consequently, a holder of new notes will not recognize taxable gain or loss as a result of exchanging notes pursuant to the exchange offer. A holder's holding period in the new notes will be the same as the holding period of the old notes and the holder's tax basis in the new notes will be the same as the tax basis in the old notes immediately before the exchange.

TAXATION OF U.S. HOLDERS OF NOTES

INTEREST

     Payments of interest on the notes will be includible in a U.S. holder's taxable income as ordinary interest income at the time such payments are accrued or received, in accordance with the holder's method of tax accounting.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any amounts received that are attributable to accrued but unpaid interest, which will be treated as such), and the U.S. holder's tax basis in the note. Such gain or loss will be long term capital gain or loss if the U.S. holder's holding period in the note is greater than one year on the date of the sale, exchange or retirement.

TAXATION OF NON-U.S. HOLDERS OF THE NOTES

INTEREST
     Payments of interest on the notes to any person who is not a U.S. holder (referred to as a "non-U.S. holder") generally will not be subject to United States federal income or withholding tax, provided that (i) the non-U.S. holder satisfies the certification requirements described below under "Certification Requirements", (ii) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the non-U.S. holder is not a controlled foreign corporation that is related to the Company through stock ownership, and (iv) such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

DISPOSITION OF THE NOTES

     A non-U.S. holder of notes generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of a note, unless (i) such holder is an individual who is present in the U.S. for 183 days or more during the taxable year and certain other requirements are met, or
(ii) the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

CERTIFICATION REQUIREMENTS

     Information reporting will generally apply to the payments of interest on the notes, and on payment of the proceeds of a sale or other disposition of the notes. A U.S. holder will generally be exempt from backup withholding tax with respect to such payments if the U.S. holder delivers a properly completed Internal Revenue Service Form W-9 or a substantially similar substitute form certifying as to its tax identification number, or otherwise establishes an exemption from backup withholding. A non-U.S. holder generally will be exempt from information reporting and backup withholding tax with respect to such payments if the non-U.S. holder delivers a properly completed Internal Revenue Service Form W-8 or a substantially similar substitute form certifying as to its foreign status (or, in the case of certain non-U.S. holders, the foreign status of its direct and/or indirect owners), or otherwise establishes an exemption from backup withholding.

     In addition, in order to establish an exemption from U.S. withholding tax, a non-U.S. holder will be required to deliver a properly completed Internal Revenue Service Form W-8 or a substantially similar substitute form certifying as to its foreign status (or, in the case of certain non-U.S. holders, the foreign status of its direct and/or indirect owners).

ESTATE TAX

     If under the rules described above interest on notes held by an individual non-U.S. holder is exempt from withholding of U.S. federal income tax at the time of such individual's death, the notes will not be included in the estate of the non-U.S. holder for U.S. federal estate tax purposes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Until October 13, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. See "The Exchange Offer--Resales of the New Notes" for additional information on resales of the new notes.

                                  LEGAL MATTERS

     The validity of the new notes will be passed upon for us by Mayer, Brown, Rowe & Maw, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of Coinmach Corporation and Subsidiaries at March 31, 2002 and 2001 and for the year ended March 31, 2002 and for each of the post-transaction and pre-transaction periods in the period ended March 31, 2001 and June 30, 2000, respectively, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      COINMACH CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Report of Independent Auditors.............................................F-2

As of March 31, 2002 and March 31, 2001:
   Consolidated Balance Sheets.............................................F-3

For the year ended March 31, 2002 and for the periods
   from July 1, 2000 to March 31, 2001 and from April 1, 2000 to June 30, 2000 and for the year ended March 31, 2000:
   Consolidated Statements of Operations...................................F-5
   Consolidated Statements of Stockholder's Equity.........................F-6
   Consolidated Statements of Cash Flows...................................F-7

Notes to Consolidated Financial Statements.................................F-9

Schedule II - Valuation and Qualifying Accounts:
  For the year ended March 31, 2002 and for the periods
  from July 1, 2000 to March 31, 2001
  and from April 1, 2000 to June 30, 2000
  and for the year ended March 31, 2000....................................F-33


(All  other  financial   schedules  have  been  omitted  because  they  are  not
applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.)

                         REPORTS OF INDEPENDENT AUDITORS

To the Board of Directors of
   Coinmach Corporation

We have audited the accompanying consolidated balance sheets of Coinmach Corporation and Subsidiaries (the "Company") as of March 31, 2002 and March 31, 2001, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended March 31, 2002 and the post-transaction period from July 1, 2000 to March 31, 2001 and the pre-transaction period from April 1, 2000 to June 30, 2000 and the year ended March 31, 2000. Our audits also included the financial statement schedule listed in the Index to the consolidated financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Corporation and Subsidiaries at March 31, 2002 and March 31, 2001, and the consolidated results of their operations and their cash flows for the year ended March 31, 2002 and the post-transaction period from July 1, 2000 to March 31, 2001 and the pre-transaction period from April 1, 2000 to June 30, 2000 and the year ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/ ERNST & YOUNG LLP

Melville, New York
May 15, 2002

                      COINMACH CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                            (IN THOUSANDS OF DOLLARS)


                                                                        MARCH 31,
                                                              2002                    2001
                                                     ------------------------------------------------

ASSETS
Cash and cash equivalents                              $      27,820         $        25,859
Receivables, less allowance of $1,342 and $998                11,883                  10,070
Inventories                                                   13,109                  13,362
Prepaid expenses                                               7,166                   7,755
Advance location payments                                     69,257                  74,233
Land, property and equipment:
   Laundry equipment and fixtures                            363,183                 306,479
   Land, building and improvements                            18,743                  12,484
   Trucks and other vehicles                                  18,848                  13,023
                                                     ------------------------------------------------
                                                             400,774                 331,986
   Less accumulated depreciation and amortization
                                                            (116,361)                (55,982)
                                                     ------------------------------------------------
Net property and equipment                                   284,413                 276,004

Contract rights, net of accumulated amortization
   of $59,967 and $33,404                                    351,609                 376,779
Goodwill, net of accumulated amortization
   of $29,781 and $14,529                                    201,137                 215,317
Other assets                                                  22,927                  14,695
                                                     ------------------------------------------------
Total assets                                         $       989,321         $     1,014,074
                                                     ================================================






                             See accompanying notes.

                      COINMACH CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                            (IN THOUSANDS OF DOLLARS)



                                                                                   MARCH 31,
                                                                         2002                    2001
                                                                ------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses                           $        31,775         $        35,332
Accrued rental payments                                                  28,576                  28,482
Accrued interest                                                          7,540                  15,939
Deferred income taxes                                                    81,850                  85,801
9% Senior Notes due 2010                                                450,000                      -
11-3/4% Senior Notes due 2005                                                 -                 296,655
Premium on 11-3/4% Senior Notes                                               -                   5,555
Credit facility indebtedness                                            280,000                 395,331
Other long-term debt                                                      7,305                   5,983
Due to parent                                                            51,852                  53,208

Stockholder's equity:
   Common stock, par value $.01:
     1,000 shares authorized, 100 shares issued and                           -                       -
       outstanding
   Capital in excess of par value                                       117,391                 117,391
   Accumulated deficit                                                  (66,968)                (25,603)
                                                                ------------------------------------------------
Total stockholder's equity                                               50,423                  91,788
                                                                ------------------------------------------------
Total liabilities and stockholder's equity                      $       989,321         $     1,014,074
                                                                ================================================








                             See accompanying notes.

                      COINMACH CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)

                                                                                 APRIL 1,
                                             YEAR ENDED     JULY 1, 2000 TO      2000 TO          YEAR ENDED
                                             MARCH 31,         MARCH 31,         JUNE 30,          MARCH 31,
                                                2002             2001              2000              2000
                                          ---------------------------------------------------------------------
                                                                 POST-             PRE-
                                                              TRANSACTION      TRANSACTION

Revenues                                    $   538,895        $   393,608      $   134,042   $      527,079
Costs and expenses:
   Laundry operating expenses                   363,126            264,557           89,661          349,925
   General and administrative                     8,704              6,741            2,144            8,808
   Depreciation and amortization                129,529            102,727           31,557          123,002
                                          ---------------------------------------------------------------------
                                                501,359            374,025          123,362          481,735
                                          ---------------------------------------------------------------------

Operating income                                 37,536             19,583           10,680           45,344

   Interest expense                              65,889             52,391           16,661           67,232
   Interest expense - escrow and
    interest rate swap termination costs
    (see Note 3a)                                 7,147                 --               --              --
                                          ---------------------------------------------------------------------
Total interest expense, net                      73,036             52,391           16,661           67,232
                                          ---------------------------------------------------------------------
Loss before income taxes and
   extraordinary item                           (35,500)           (32,808)          (5,981)         (21,888)
                                          ---------------------------------------------------------------------

Provision (benefit) for income taxes:
   Current                                       (1,586)              (145)             544            1,743
   Deferred                                         706             (7,060)          (1,873)          (7,552)
                                          ---------------------------------------------------------------------
                                                   (880)            (7,205)          (1,329)          (5,809)
                                          ---------------------------------------------------------------------
Loss before extraordinary item                  (34,620)           (25,603)          (4,652)         (16,079)
Extraordinary item, net of income
    tax benefit of $4,657                       ( 6,745)                 -                -               -
                                          ---------------------------------------------------------------------
Net loss                                    $   (41,365)   $       (25,603)     $    (4,652)     $   (16,079)
                                          =====================================================================







                             See accompanying notes.

                      COINMACH CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)


                                                                                                              TOTAL
                                          COMMON STOCK      CAPITAL IN                     RECEIVABLES     STOCKHOLDER'S
                                       -------------------- EXCESS OF     ACCUMULATED          FROM          EQUITY
                                        SHARES    AMOUNT    PAR VALUE       DEFICIT         MANAGEMENT      (DEFICIT)
                                       -----------------------------------------------------------------------------------
Balance, March 31, 1999                   100     $  -        $ 41,391     $ (55,434)         $ (85)        $(14,128)
   Forgiveness of receivables
     from management                        -        -               -             -             64               64
   Net loss                                 -        -               -       (16,079)             -          (16,079)
                                       -----------------------------------------------------------------------------------
Balance, March 31, 2000                   100        -          41,391       (71,513)           (21)         (30,143)
   Forgiveness of receivables
     from management                        -        -               -             -             21               21
   Net loss (pre-transaction)               -        -               -        (4,652)             -           (4,652)
                                       -----------------------------------------------------------------------------------
Balance, June 30, 2000
    (pre-transaction)                     100     $  -     $    41,391   $   (76,165)        $    -       $  (34,774)
                                       ===================================================================================

Application of push-down
   accounting, July 1, 2000               100     $  -     $   117,391   $         -         $    -       $  117,391
   Net loss (post-transaction)              -        -               -       (25,603)             -          (25,603)
                                       -----------------------------------------------------------------------------------
Balance, March 31, 2001                   100        -         117,391       (25,603)             -           91,788
   Net loss                                 -        -               -       (41,365)             -          (41,365)
                                       -----------------------------------------------------------------------------------
Balance, March 31, 2002                   100     $  -        $117,391   $   (66,968)        $    -       $   50,423
                                       ===================================================================================









                             See accompanying notes.

                      COINMACH CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)


                                                  YEAR ENDED       JULY 1, 2000     APRIL 1, 2000      YEAR ENDED
                                                   MARCH 31,        TO MARCH 31,      TO JUNE 30,       MARCH 31,
                                                     2002              2001             2000              2000
                                                 ------------     --------------    -------------      -----------
                                                                       POST-             PRE-
                                                                    TRANSACTION      TRANSACTION
OPERATING ACTIVITIES

Net loss                                         $   (41,365)      $   (25,603)      $   (4,652)       $  (16,079)
Adjustments  to  reconcile  net  loss  to net
   cash provided by operating activities:
     Extraordinary item                                6,745                 -                -                 -
     Depreciation and amortization                    61,212            45,124           15,214            56,601
     Amortization of advance
       location payments                              23,437            19,063            6,122            24,622
     Amortization of intangibles                      44,880            38,540           10,221            41,779
     Deferred income taxes                               706            (7,060)          (1,873)           (7,552)
     Amortization of debt discount and
       deferred issue costs                            2,008               981              431             1,681
     Amortization of premium on
        113/4% Senior Notes                           (1,009)             (925)            (309)           (1,234)
     Stock based compensation                              -                 -               88               652
     Change in operating assets and
       liabilities, net of businesses
       acquired:
         Other assets                                 (2,104)           (1,582)          (1,295)           (2,733)
         Receivables, net                             (1,813)            3,205           (1,536)           (2,099)
         Inventories and prepaid expenses                842              (837)             910            (1,582)
         Accounts payable and accrued
           expenses, net                              (6,729)           (8,105)           3,087            (3,583)
         Accrued interest                             (8,399)            9,154           (9,001)              270
                                                 -----------------------------------------------------------------
Net cash provided by operating activities             78,411            71,955           17,407            90,743
                                                 -----------------------------------------------------------------

INVESTING ACTIVITIES
Additions to property and equipment                  (63,603)          (46,917)         (18,063)          (69,317)
Advance location payments to location owners         (15,469)          (13,703)          (6,210)          (19,087)
Additions to net assets related to
   acquisitions of businesses                         (3,723)           (5,582)               -                 -
Proceeds from sale of property and equipment             784                 -                -                 -
                                                 -----------------------------------------------------------------
Net cash used in investing activities                (82,011)          (66,202)         (24,273)          (88,404)
                                                 -----------------------------------------------------------------




                             See accompanying notes.

                      COINMACH CORPORATION AND SUBSIDIARIES

                            (IN THOUSANDS OF DOLLARS)


                                                YEAR ENDED       JULY 1, 2000    APRIL 1, 2000       YEAR ENDED
                                                 MARCH 31,       TO MARCH 31,     TO JUNE 30,         MARCH 31,
                                                    2002             2001            2000               2000
                                               ------------     -------------   --------------      ------------
                                                                    POST-            PRE-
                                                                 TRANSACTION      TRANSACTION

FINANCING ACTIVITIES

Proceeds from credit facility                  $   319,489       $   27,242      $   15,500         $    40,936
Repayments to credit facility                     (434,820)         (23,082)         (6,349)            (42,919)
Proceeds from issuance of
   9% Senior Notes                                 450,000                -               -                   -
Repayment of 113/4% Senior Notes                  (296,655)               -               -                   -
Premium on 113/4% Senior Notes                      (8,714)               -               -                   -
Net repayments to parent                            (1,356)          (6,313)            (47)               (397)
Repayments of bank and other borrowings               (143)             (74)             (4)               (398)
Principal payments on capitalized lease
   obligations                                      (3,745)          (2,244)           (831)             (2,902)
Deferred debt issuance costs                       (18,495)               -               -                   -
                                               ------------------------------------------------------------------
Net cash provided by (used in)
   financing activities                              5,561           (4,471)          8,269              (5,680)
                                               ------------------------------------------------------------------

Net increase (decrease) in cash and cash
   equivalents                                       1,961            1,282           1,403              (3,341)
Cash and  cash  equivalents,  beginning  of
   period                                           25,859           24,577          23,174              26,515
                                               -----------------------------------------------------------------
Cash and cash equivalents, end of period       $    27,820       $   25,859      $   24,577         $    23,174
                                               =================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
Interest paid                                  $    80,800       $   42,898      $   25,772         $    66,543
                                               =================================================================
Income taxes paid                              $       694       $    1,015      $      629         $     2,829
                                               =================================================================

NONCASH FINANCING ACTIVITIES
Acquisition of fixed assets
   through capital leases                      $     5,334       $    2,458      $    1,534         $     3,361
                                               =================================================================




                             See accompanying notes.

                      COINMACH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002

1.  BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Coinmach Corporation, a Delaware corporation, and its subsidiaries (collectively the "Company"). The Company is a wholly-owned subsidiary of Coinmach Laundry Corporation ("CLC"). The Company's core business (which the Company refers to as the "route" business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The Company also leases laundry equipment and other household appliances (through its Appliance Warehouse division) to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. At March 31, 2002, the Company owned and operated approximately 835,000 washers and dryers (herein after referred to as "laundry machines" or "machines") in approximately 80,000 locations throughout North America and in 167 retail laundromats throughout Texas and Arizona. The Company provides laundromat services at all such retail locations. Super Laundry Equipment Corp. ("Super Laundry"), a wholly-owned subsidiary of the Company, constructs, designs and retrofits retail laundromats and distributes laundromat equipment. All material intercompany accounts and transactions have been eliminated in consolidation.

On May 12, 2000, CLC entered into an Agreement and Plan of Merger (the "Merger Agreement") with CLC Acquisition Corporation ("CLC Acquisition"), a newly formed Delaware corporation formed by Bruce V. Rauner, a director of CLC and a principal of the indirect general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV"), the then-largest stockholder of CLC. Pursuant to the Merger Agreement, CLC Acquisition acquired all of CLC's outstanding common stock and non-voting common stock (collectively, the "Shares") for $14.25 per share in a two-step transaction consisting of a tender offer (the "Offer") followed by a merger transaction (the "Merger") of CLC Acquisition with and into CLC, which was completed on July 13, 2000 (collectively, the "Transaction").

The Transaction was accounted for using the purchase method of accounting and, according to a practice known as "push down" accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), the Company adjusted its consolidated assets and liabilities to their estimated fair values, based on independent appraisals, evaluations, estimations and other studies. The purchase price exceeded the fair value of assets acquired (based on an independent appraisal for certain assets) less liabilities assumed by approximately $124.2 million, which was allocated to goodwill. In applying push-down accounting, the Company adjusted its accounts as follows (in thousands):


           Property and equipment                        $    28,516
           Contract rights                                    24,871
           Goodwill                                          124,165
           All other assets                                   (4,676)
                                                       ----------------

                                                         $   172,876
                                                       ================

           Deferred taxes                                $    20,711
           Capital in excess of par value                     76,000
           Accumulated deficit                                76,165
                                                       ----------------

                                                         $   172,876
                                                       ================

                      COINMACH CORPORATION AND SUBSIDIARIES

1.  BASIS OF PRESENTATION (CONTINUED)

References to the "pre-transaction" period refer to the Company prior to the date of the Transaction and references to the "post-transaction" period refer to the Company subsequent to the date of the Transaction. As a result, the financial statements presented for the post-transaction period are not comparable to the financial statements presented for the pre-transaction periods.

Had the Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the pre-transaction period ended June 30, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RECOGNITION OF REVENUES

The Company has agreements with various property owners that provide for the Company's installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent
(percentage of revenues) and fixed commission payments. The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year.

Super Laundry's customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory on the accompanying balance sheets. Sales of laundromats amounted to approximately $30.2 million for the year ended March 31, 2002, $21.1 million for the period from July 1, 2000 to March 31, 2001 (post-transaction), $10.8 million for the period from April 1, 2000 to June 30, 2000 (pre-transaction), and $29.1 million for the year ended March 31, 2000.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                            MARCH 31
                                      2002            2001
                                    ------------------------

Laundry equipment                   $  9,280        $  9,505
Machine repair parts                   3,829           3,857
                                    --------        --------
                                    $ 13,109        $ 13,362
                                    ========        ========

                      COINMACH CORPORATION AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In October 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, that is applicable to financial statements issued for fiscal years beginning after December 15, 2001, with transition provisions for certain matters. FASB's new rules on asset impairment supersede SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The new rules supersede the provisions of Accounting Principles Board Opinion No. 30 ("APB No. 30") with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date as presently required by APB No. 30. In addition, more dispositions will qualify for discontinued operations treatment in the income statement. The Company is currently evaluating the impact, if any, SFAS No. 144 will have on its financial statements as of and for the year ending March 31, 2003.

LAND, PROPERTY AND EQUIPMENT

Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:


       Laundry equipment, installation costs and fixtures      5 to 8 years
       Leasehold improvements and decorating costs             5 to 8 years
       Trucks and other vehicles                               3 to 4 years

The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.

Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

GOODWILL AND CONTRACT RIGHTS

Goodwill, under purchase accounting, represents the excess of cost over fair values of net assets acquired and is being amortized on a straight-line basis over a period of 15 years. Such goodwill was adjusted to a new basis as the result of pushdown accounting as described in Note 1. In June 2001, the Financial Accounting Standards Board ("FASB") issued two statements: Statement of Financial Accounting Standards ("SFAS") No. 141, BUSINESS Combinations, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

                      COINMACH CORPORATION AND SUBSIDIARIES

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CONTRACT RIGHTS (CONTINUED)

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning on April 1, 2002. Applications of the non amortization provisions of SFAS No. 142 are expected to result in an increase in net income of approximately $15.3 million per year. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of April 1, 2002. The Company has not yet determined what the effect of these tests will be on its financial position or results of operations.

Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts, which arose solely from purchase price allocations pursuant to acquisitions based on independent appraisals, have been amortized on a straight-line basis over approximately 15 years. Amortization of contract rights for the year ended March 31, 2002 amounted to approximately $26.6 million. The Company does not record contract rights relating to new locations signed in the ordinary course of business. In connection with adopting SFAS No. 142, the Company has reassessed the useful economic life of contract rights and has determined that such contract rights should be amortized using accelerated methods over periods ranging from 30-35 years. This change will take effect beginning with the quarter ending June 30, 2002 and is expected to result in an increase in operating income of approximately $11 million for the year ended March 31, 2003.

Management evaluates the realizability of goodwill and contract rights balances (if there are indicators of impairment) based upon the Company's forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of goodwill or contract rights has occurred.

ADVANCE LOCATION PAYMENTS

Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years. Prepaid rent is included on the Balance Sheet as a component of Prepaid Expenses.

COMPREHENSIVE INCOME

SFAS No. 130, REPORTING COMPREHENSIVE INCOME, established standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity, (net assets) during a period from non-owner sources. The Company does not have any transactions that are required to be reported in comprehensive income.

INCOME TAXES

The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

                      COINMACH CORPORATION AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EXTRAORDINARY ITEM

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 62, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS. SFAS No. 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 are not to be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS ("APB No. 30"). Upon adoption, any gain or loss on extinguishment of debt previously classified, as an extraordinary item in prior periods presented that does not meet the criteria of APB No. 30 for such classification will be reclassified to conform to the provisions of SFAS No. 145. Upon adoption of SFAS No. 145, which will be reflected in the Company's year ending March 31, 2004 consolidated financial statements, the Company will classify the extraordinary loss to continuing operations resulting in total pre-tax loss of approximately $46.9 million for the year ended March 31, 2002.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These statements established accounting and reporting standards for derivative instruments and for hedging activities. In accordance with SFAS No. 133, all derivative instruments are recognized in the balance sheet at their fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative designated as a hedge of future cash flows, the effective portion of the derivative's gain or loss is reported as a component of "Other Comprehensive Income" and subsequently reclassified into "Earnings" along with the related effects of the hedged item. The ineffective portion of the gain or loss is reported in "Earnings" immediately. At March 31, 2002, the Company has no exposure to derivative instruments and is not involved in hedging activities (see Note 3c).

RECLASSIFICATIONS

Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

                      COINMACH CORPORATION AND SUBSIDIARIES

3.  DEBT

Debt consists of the following (in thousands):


                                                                           MARCH 31
                                                                    2002              2001
                                                                 ----------------------------

9 % Senior Notes due 2010                                        $ 450,000         $       -
11-3/4% Senior Notes due 2005                                            -           296,655
Premium on 11-3/4% Senior Notes, net                                     -             5,555
Credit facility indebtedness                                       280,000           395,331
Obligations under capital leases                                     7,255             5,666
Other long-term debt with varying terms and maturities                  50               317
                                                                 ---------         ---------
                                                                 $ 737,305         $ 703,524
                                                                 =========         =========

A. SENIOR NOTES

On October 8, 1997, the Company completed a private placement (the "Bond Offering") of $100 million aggregate principal amount of its 11 3/4% Series C Senior Notes due 2005 (the "11 3/4% Senior Notes") on substantially identical terms as its then outstanding Series B 11 3/4% Senior Notes due 2005. The gross proceeds from the Bond Offering were $109.875 million, of which $100 million represented the principal amount outstanding and $9.875 million represented the payment of a premium for the 11 3/4% Senior Notes. The premium was being amortized by the Company utilizing the interest method, as a reduction of interest expense through November 2005.

On January 25, 2002, the Company issued $450 million of 9% Senior Notes due 2010 (the "Senior Notes") and entered into a new senior secured credit facility (the "New Senior Secured Credit Facility") (see Note 3b). The Company used the net proceeds from the Senior Notes, together with borrowings under its New Senior Secured Credit Facility to (i) redeem all of its outstanding 11 3/4% Senior Notes (including accrued interest and the related call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. The 11 3/4% Senior Notes were redeemed on February 25, 2002 with the funds that were set aside in escrow on January 25, 2002.

The Company recognized an extraordinary loss, net of income taxes, of approximately $6.7 million as a result of the early extinguishment of debt relating to the redemption of the 11 3/4% Senior Notes and the refinancing of its prior senior credit facility. The Company also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility (see Note 3c). The Consolidated Statement of Operations for the year ended March 31, 2002 contains Interest Expense - escrow and interest rate swap termination costs, which includes (i) the termination cost of the interest rate swap agreement of approximately $4.2 million and (ii) interest paid on the 11 3/4% Senior Notes for the period from January 25, 2002 through February 25, 2002 of approximately $2.9 million.

Interest on the Senior Notes is payable semi-annually on February 1 and August 1, commencing August 1, 2002. The Senior Notes are redeemable at the option of the Company in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between the Company and U.S. Bank, N.A. as Trustee (the "Indenture"). The Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from the Company to CLC.

                      COINMACH CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3.  DEBT (CONTINUED)

B. CREDIT FACILITY

The Company's New Senior Secured Credit Facility entered into on January 25, 2002 is comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A ("Tranche A") term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B ("Tranche B") term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75%. The New Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios set forth in the New Senior Secured Credit Facility agreement.

As of March 31, 2002, there was $30 million outstanding under Tranche A with quarterly amortization payments commencing on March 31, 2003, $250 million outstanding under Tranche B with semi-annual amortization payments commencing on June 30, 2002, and no principal amount outstanding on the revolving portion of the New Senior Secured Credit Facility.

Interest on the Company's borrowings under the New Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate (in each case, as defined in the New Senior Secured Credit Facility). Subject to the terms and conditions of the New Senior Secured Credit Facility, the Company may, at its option convert base rate loans into Eurodollar loans. At March 31, 2002, the monthly variable Eurodollar interest rate was approximately 1.90%.

Indebtedness under the New Senior Secured Credit Facility is secured by all of the Company's real and personal property and is guaranteed by the Company's domestic subsidiaries. Under the New Senior Secured Credit Facility, the Company and CLC pledged to Bankers Trust, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of the Company and the Company's domestic subsidiaries. In addition to certain terms and provisions, events of default, as defined, and customary restrictive covenants and agreements, the New Senior Secured Credit Facility contains certain covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the Senior Notes and the New Senior Secured Credit Facility limits the Company's ability to pay dividends. At March 31, 2002, the Company was in compliance with its covenants.

                      COINMACH CORPORATION AND SUBSIDIARIES

3.  DEBT (CONTINUED)

B.  CREDIT FACILITY (CONTINUED)

Debt outstanding under the New Senior Secured Credit Facility and the prior senior credit facility, respectively, consisted of the following (in thousands):

                                                                                     MARCH 31
                                                                               2002           2001
                                                                           ---------------------------

Tranche term loan A, quarterly  payments of $1,250 commencing on
   March 31, 2003, increasing to $1,875 on March 31, 2006 (Interest
   rate of approximately 4.65% at March 31, 2002)                          $   30,000      $        -
Tranche term loan A, (repaid January 25, 2002)                                      -          71,750
Tranche term loan B, semi-annual payments of $1,250 commencing on June 30, 2002, increasing to $6,250 on June 30, 2007 with the final payment of $212,500 on July 25, 2009 (Interest rate of
   approximately 4.65% at March 31, 2002)                                     250,000               -
Tranche term loan B, (repaid January 25, 2002)                                      -         243,875
Revolving line of credit                                                            -          79,706
                                                                           ----------      ----------
                                                                           $  280,000      $  395,331
                                                                           ==========      ==========

In addition, as of March 31, 2002, the amount available on the revolving credit facility portion of the New Senior Secured Credit Facility was approximately $74.0 million. The aggregate maturities of debt during the next five years and thereafter as of March 31, 2002 are as follows (in thousands):

                    YEARS ENDING        PRINCIPAL
                     MARCH 31,            AMOUNT
                 --------------------------------

                 2003                  $    6,841
                 2004                       9,480
                 2005                       9,024
                 2006                       8,761
                 2007                      10,074
                 Thereafter               693,125
                                       ----------
                 Total debt            $  737,305
                                       ==========

                      COINMACH CORPORATION AND SUBSIDIARIES

3.  DEBT (CONTINUED)

C.  INTEREST RATE SWAPS

As of March 31, 2002, the Company does not have any interest rate swap agreements. Previously, the Company had entered into swap agreements to reduce its exposure to fluctuations in interest rates on its variable rate debt portfolio related to its prior senior credit facility.

On March 2, 1998, the Company entered into a 32-month, $100 million notional amount interest rate swap transaction with First Union, to fix the monthly LIBOR interest rate at 5.83% on a portion of its prior senior credit facility. On September 15, 1998, the Company amended the March 2, 1998 swap agreement with First Union to increase the notional amount to $175 million consisting of: (i) a notional amount of $75 million with a fixed monthly LIBOR interest rate at 5.515% and expiring on November 15, 2001 and (ii) a notional amount of $100 million with a fixed monthly LIBOR interest rate at 5.515% and expiring on November 15, 2002. The fair value of this swap transaction at March 31, 2001, as estimated by a dealer, was approximately $2.0 million unfavorable.

On October 12, 2000, the Company entered into a 25-month $25 million notional amount interest rate swap transaction with First Union, to fix the monthly LIBOR interest rate at 6.31% on its prior senior credit facility. On December 7, 2000, the Company amended the October 12, 2000 swap agreement with First Union to increase the notional amount to $50 million and to reduce the fixed monthly LIBOR rate to 6.14%. The expiration date remained the same at November 15, 2002. The fair value of this swap transaction at March 31, 2001, as estimated by a dealer, was approximately $1.75 million unfavorable.

The Company used a portion of the net proceeds and borrowings from the Senior Notes and the New Senior Secured Credit Facility to terminate all interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million which was recorded as interest expense for the year ended March 31, 2002.

4.  RETIREMENT SAVINGS PLAN

The Company  maintains a defined  contribution  plan meeting the  guidelines  of
Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.

Contributions to such plan amounted to approximately $487,000 for the year ended March 31, 2002, $347,000 for the period from July 1, 2000 to March 31, 2001 (post-transaction), $127,000 for the period from April 1, 2000 to June 30, 2000 (pre-transaction) and $395,000 for the year ended March 31, 2000.

The Company does not provide any other post-retirement benefits.

                      COINMACH CORPORATION AND SUBSIDIARIES

5.  INCOME TAXES

The components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                            MARCH 31
                                                                     2002             2001
                                                                 -----------------------------
Deferred tax liabilities:
   Accelerated tax depreciation and contract rights
                                                                 $  110,864        $  112,551
   Other, net                                                           925             1,714
                                                                 ----------        ----------
                                                                    111,789           114,265
                                                                 ----------        ----------
Deferred tax assets:
   Net operating loss carryforwards                                  28,906            25,991
   AMT credit                                                             -             1,696
   Covenant not to compete                                            1,033               777
                                                                 ----------         ---------
                                                                     29,939            28,464
                                                                 ----------         ---------
Net deferred tax liability                                       $   81,850         $  85,801
                                                                 ==========         =========

The net operating loss carryforwards of approximately $71.5 million, after a reduction to reflect the limitation imposed under the provisions of the Internal Revenue Code regarding change of ownership, expire between fiscal years 2003 through 2022. The majority of the Company's net operating loss carryforwards begin to expire after five years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

                      COINMACH CORPORATION AND SUBSIDIARIES

5.  INCOME TAXES (CONTINUED)

The benefit for income taxes consists of (in thousands):


                                             YEAR ENDED                                          YEAR ENDED
                                              MARCH 31,    JULY 1, 2000 TO    APRIL 1, 2000 TO    MARCH 31,
                                                2002        MARCH 31, 2001      JUNE 30, 2000       2000
                                             -----------   ----------------   ----------------   -----------
                                                           POST-TRANSACTION    PRE-TRANSACTION
Federal                                      $  (4,293)       $ (5,648)           $ (1,114)       $ (4,841)
State                                           (1,244)         (1,557)               (215)           (968)
                                             ----------       ---------           ---------       ---------
                                             $  (5,537)       $ (7,205)           $ (1,329)       $ (5,809)
                                             ==========       =========           =========       =========

The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

                                                            JULY 1, 2000       APRIL 1, 2000
                                             YEAR ENDED          TO                 TO           YEAR ENDED
                                              MARCH 31,       MARCH 31,          JUNE 30,         MARCH 31,
                                                 2002           2001               2000             2000
                                             -----------    ------------       -------------     ----------
                                                                POST-              PRE-
                                                             TRANSACTION        TRANSACTION
Expected tax benefit                         $ (16,372)      $ (11,485)          $ (2,093)        $ (7,839)
State tax benefit, net of federal taxes           (141)         (1,009)              (140)            (629)
Permanent book/tax differences:
   Goodwill                                      5,075           3,843                653            2,600
   Alternative minimum tax                           -             913                  -                -
   NOL expiration                                5,874               -                  -                -
   Other                                            27             533                251               59
                                             ----------       ---------          ---------        ---------
Tax benefit                                  $  (5,537)       $ (7,205)          $ (1,329)        $ (5,809)
                                             ==========       =========          =========        =========


6.  RELATED PARTY TRANSACTIONS

The Company extended a loan to an executive officer in the principal amount of $500,000 payable in ten equal annual installments commencing in July 1997 (each payment date, a "Payment Date"), with interest accruing at a rate of 7.5% per annum. The Company has authorized that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan of $250,000 and $300,000 is included in other assets as of March 31, 2002 and March 31, 2001, respectively.

During 1999, the Company extended a loan to an executive officer of the Company in the principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. The balance of such loan of $230,000 is included in other assets as of March 31, 2002 and March 31, 2001.

During the year ended March 31, 2002, the Company paid a director of CLC $480,000 for general financial advisory and investment services.

                      COINMACH CORPORATION AND SUBSIDIARIES

6.  RELATED PARTY TRANSACTIONS (CONTINUED)

For the period from April 1, 2000 to June 30, 2000 (pre-transaction) and for the years ended March 31, 2000 (pre-transaction) the Company recorded stock-based compensation charges of approximately $88,000, and $588,000, respectively, relating to the options outstanding at that time. The Company recorded the difference between the exercise price of all options granted and the respective initial offering price or the fair market value of the common stock of CLC on the date of grant as a stock-based compensation charge over the applicable vesting period. As of March 31, 2001, there were no outstanding options.

7.  GUARANTOR SUBSIDIARY

The Company's domestic subsidiaries ("Guarantor Subsidiaries") have guaranteed the Company's 9% Senior Notes and New Senior Secured Credit Facility referred to in Note 3. The Company has not included separate financial statements of the Guarantor Subsidiaries because they are wholly-owned by the Company and the guarantees issued are full and unconditional. Condensed consolidating financial information for the Company and its Guarantor Subsidiaries is as follows:


CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                           MARCH 31, 2002
                                                   ---------------------------------------------------------------
                                                      COINMACH
                                                      AND NON-
                                                      GUARANTOR       GUARANTOR
                                                     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    CONSOLIDATED
                                                   ---------------------------------------------------------------
ASSETS
Cash, receivables, inventory and prepaid expenses    $    44,666        $ 15,312       $      -    $    59,978
Advance location payments                                 69,257               -              -         69,257
Land, property and equipment, net                        283,268           1,145              -        284,413
Intangible assets, net                                   550,743           2,003              -        552,746
Investment in subsidiaries                                 4,252          (1,300)        (2,952)             -
Other assets                                              22,261             666              -         22,927
                                                   ---------------------------------------------------------------
Total assets                                         $   974,447        $ 17,826       $ (2,952)   $   989,321
                                                   ===============================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses                $    60,131        $  7,760       $      -    $    67,891
Deferred income taxes                                     82,036            (186)             -         81,850
Debt                                                     730,005           7,300              -        737,305
Due to parent                                             51,852               -              -         51,852

Total stockholder's equity                                50,423           2,952         (2,952)        50,423
                                                   ---------------------------------------------------------------
Total liabilities and stockholder's equity           $   974,447        $ 17,826       $ (2,952)   $   989,321
                                                   ===============================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEETS (CONTINUED)

                                                                                 MARCH 31, 2001
                                                          --------------------------------------------------------------

                                                             COINMACH
                                                             AND NON-
                                                             GUARANTOR      GUARANTOR
                                                           SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                          --------------------------------------------------------------
ASSETS
Cash, receivables, inventory and prepaid expenses            $ 43,515      $  13,531      $       -       $    57,046
Advance location payments                                      74,233              -              -            74,233
Land, property and equipment, net                             274,664          1,340              -           276,004
Intangible assets, net                                        589,953          2,143              -           592,096
Investment in subsidiaries                                      4,290            (78)        (4,212)                -
Other assets                                                   13,812            883              -            14,695
                                                          --------------------------------------------------------------
Total assets                                              $ 1,000,467      $  17,819        $(4,212)      $ 1,014,074
                                                          ==============================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses                        $ 70,050      $   9,703      $       -        $   79,753
Deferred income taxes                                          85,850            (49)             -            85,801
Debt                                                          699,571          3,953              -           703,524
Due to parent                                                  53,208              -              -            53,208

Total stockholder's equity                                     91,788          4,212         (4,212)           91,788
                                                          --------------------------------------------------------------
Total liabilities and stockholder's equity                $ 1,000,467      $  17,819        $(4,212)      $ 1,014,074
                                                          ==============================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MARCH 31, 2002
                                              --------------------------------------------------------------------
                                                  COINMACH
                                                  AND NON-
                                                 GUARANTOR       GUARANTOR
                                                SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      CONSOLIDATED
                                              --------------------------------------------------------------------
Revenues                                        $  500,476       $  38,419        $         -     $  538,895
Costs and expenses                                 462,250          39,109                -          501,359
                                              --------------------------------------------------------------------
Operating income (loss)                             38,226            (690)               -           37,536

Interest expense                                    72,298             738                -           73,036
                                              --------------------------------------------------------------------
                                                   (34,072)         (1,428)               -          (35,500)
Income taxes                                          (674)           (206)               -             (880)
                                              --------------------------------------------------------------------
                                                   (33,398)         (1,222)               -          (34,620)
Equity in loss of subsidiaries                      (1,222)              -            1,222                -
                                              --------------------------------------------------------------------
                                                   (34,620)         (1,222)           1,222          (34,620)
Extraordinary item, net of income tax               (6,745)              -                -           (6,745)
                                              --------------------------------------------------------------------
Net loss                                        $  (41,365)      $  (1,222)       $   1,222       $  (41,365)
                                              ====================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (CONTINUED)

                                                       JULY 1, 2000 TO MARCH 31, 2001 (POST-TRANSACTION)
                                              --------------------------------------------------------------------
                                                  COINMACH
                                                  AND NON-
                                                 GUARANTOR       GUARANTOR
                                                SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                              --------------------------------------------------------------------
Revenues                                       $   367,583       $  26,025        $       -      $   393,608
Costs and expenses                                 347,612          26,413                -          374,025
                                              --------------------------------------------------------------------
Operating income (loss)                             19,971            (388)               -           19,583

Interest expense                                    51,871             520                -           52,391
                                              --------------------------------------------------------------------
                                                   (31,900)           (908)               -          (32,808)
Income taxes                                        (7,005)           (200)               -           (7,205)
                                              --------------------------------------------------------------------
                                                   (24,895)           (708)               -          (25,603)
Equity in loss of subsidiaries                        (708)              -              708                -
                                              --------------------------------------------------------------------
Net loss                                       $   (25,603)      $    (708)       $     708      $   (25,603)
                                              ====================================================================


                                                       APRIL 1, 2000 TO JUNE 30, 2000 (PRE-TRANSACTION)
                                              --------------------------------------------------------------------
                                                  COINMACH
                                                  AND NON-
                                                 GUARANTOR       GUARANTOR
                                                SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                              --------------------------------------------------------------------
Revenues                                       $   121,786       $  12,256        $       -      $   134,042
Costs and expenses                                 112,080          11,282                -          123,362
                                              --------------------------------------------------------------------
Operating income                                     9,706             974                -           10,680
Interest expense                                    16,497             164                -           16,661
                                              --------------------------------------------------------------------
                                                    (6,791)            810                -           (5,981)
Income taxes                                        (1,509)            180                -           (1,329)
                                              --------------------------------------------------------------------
                                                    (5,282)            630                -           (4,652)
Equity in earnings of subsidiaries                     630               -             (630)               -
                                              --------------------------------------------------------------------
Net (loss) income                                $  (4,652)      $     630        $    (630)     $    (4,652)
                                              ====================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (CONTINUED)

                                                                   YEAR ENDED MARCH 31, 2000
                                              --------------------------------------------------------------------
                                                  COINMACH
                                                  AND NON-
                                                 GUARANTOR       GUARANTOR
                                                SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      CONSOLIDATED
                                              --------------------------------------------------------------------
Revenues                                       $   480,800       $  46,279        $       -      $   527,079
Costs and expenses                                 439,321          42,414                -          481,735
                                              --------------------------------------------------------------------
Operating income                                    41,479           3,865                -           45,344

Interest expense                                    66,569             663                -           67,232
                                              --------------------------------------------------------------------
                                                   (25,090)          3,202                -          (21,888)
Income taxes                                        (6,659)            850                -           (5,809)
                                              --------------------------------------------------------------------
                                                   (18,431)          2,352                -          (16,079)
Equity in earnings of subsidiaries                   2,352               -           (2,352)               -
                                              --------------------------------------------------------------------
Net (loss) income                              $   (16,079)      $   2,352        $  (2,352)     $   (16,079)
                                              ====================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED MARCH 31, 2002
                                                     ------------------------------------------------------------------------
                                                          COINMACH
                                                          AND NON-
                                                         GUARANTOR         GUARANTOR
                                                        SUBSIDIARIES     SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                                     ------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                               $   (41,365)         $ (1,222)     $   1,222         $   (41,365)
Noncash adjustments                                        136,493             1,486              -             137,979
Change in operating assets and liabilities                 (14,070)           (4,133)             -             (18,203)
                                                     ------------------------------------------------------------------------
  Net cash provided by (used in) operating                  81,058            (3,869)         1,222              78,411
     activities
                                                     ------------------------------------------------------------------------

INVESTING ACTIVITIES
Investment in and advances to subsidiaries                   1,222                 -         (1,222)                  -
Capital expenditures                                       (78,239)              (49)             -             (78,288)
Acquisition of assets                                       (3,723)                -              -              (3,723)
                                                     ------------------------------------------------------------------------
  Net cash used in investing activities                    (80,740)              (49)        (1,222)            (82,011)
                                                     ------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from debt                                         761,767             7,722              -             769,489
Repayment of debt                                         (730,988)           (4,375)             -            (735,363)
Other financing items                                      (28,953)              388              -             (28,565)
                                                     ------------------------------------------------------------------------
  Net cash provided by financing activities                  1,826             3,735              -               5,561
                                                     ------------------------------------------------------------------------

Net increase (decrease) in cash and cash
   equivalents                                               2,144              (183)             -               1,961
Cash and cash equivalents, beginning of year                25,418               441              -              25,859
                                                     ------------------------------------------------------------------------
Cash and cash equivalents, end of year                    $ 27,562          $    258      $       -         $    27,820
                                                     ========================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                         JULY 1, 2000 TO MARCH 31, 2001
                                                     ------------------------------------------------------------------------
                                                          COINMACH
                                                          AND NON-
                                                         GUARANTOR         GUARANTOR
                                                        SUBSIDIARIES     SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                                     ------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                               $   (25,603)         $   (708)     $     708         $   (25,603)
Noncash adjustments                                         95,227               496              -              95,723
Change in operating assets and liabilities                   2,104              (269)             -               1,835
                                                     ------------------------------------------------------------------------
  Net cash provided by (used in) operating activities       71,728              (481)           708              71,955
                                                     ------------------------------------------------------------------------

INVESTING ACTIVITIES
Investments in and advances to subsidiaries                    708               -             (708)                -
Capital expenditures                                       (60,573)              (47)             -             (60,620)
Acquisition of assets                                       (1,251)           (4,331)             -              (5,582)
                                                     ------------------------------------------------------------------------
  Net cash used in investing activities                    (61,116)           (4,378)          (708)            (66,202)
                                                     ------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from debt                                          26,970               272              -              27,242
Repayment of debt                                          (25,169)             (231)             -             (25,400)
Other financing items                                       (9,136)            2,823              -              (6,313)
                                                     ------------------------------------------------------------------------

  Net cash (used in) provided by financing activities       (7,335)            2,864              -              (4,471)
                                                     ------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents         3,277            (1,995)             -               1,282
Cash and cash equivalents, beginning of period              22,141             2,436              -              24,577
                                                     ------------------------------------------------------------------------
Cash and cash equivalents, end of period               $    25,418          $    441      $       -         $    25,859
                                                     ========================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                         APRIL 1, 2000 TO JUNE 30, 2001
                                                     ------------------------------------------------------------------------
                                                          COINMACH
                                                          AND NON-
                                                         GUARANTOR         GUARANTOR
                                                        SUBSIDIARIES     SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                                     ------------------------------------------------------------------------
OPERATING ACTIVITIES
Net (loss) income                                      $    (4,652)         $    630         $   (630)      $    (4,652)
Noncash adjustments                                         29,299               595                -            29,894
Change in operating assets and liabilities                  (8,111)              276                -            (7,835)
                                                     ------------------------------------------------------------------------
  Net cash provided by operating activities                 16,536             1,501             (630)           17,407
                                                     ------------------------------------------------------------------------

INVESTING ACTIVITIES
Investments in and advances to subsidiaries                   (630)                -              630                 -
Capital expenditures                                       (24,210)              (63)               -           (24,273)
                                                     ------------------------------------------------------------------------
  Net cash used in investing activities                    (24,840)              (63)             630           (24,273)
                                                     ------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from debt                                          15,345               155                -            15,500
Repayment of debt                                           (7,121)              (63)               -            (7,184)
Other financing items                                         (377)              330                -               (47)
                                                     ------------------------------------------------------------------------
  Net cash provided by financing activities                  7,847               422                -             8,269
                                                     ------------------------------------------------------------------------

Net (decrease) increase in cash and cash
   equivalents                                                (457)            1,860                -             1,403
Cash and cash equivalents, beginning of period              22,598               576                -            23,174
                                                     ------------------------------------------------------------------------
Cash and cash equivalents, end of period               $    22,141          $  2,436         $      -       $    24,577
                                                     ========================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

7.  GUARANTOR SUBSIDIARY (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                            YEAR ENDED MARCH 31, 2000
                                                     ------------------------------------------------------------------------
                                                          COINMACH
                                                          AND NON-
                                                         GUARANTOR         GUARANTOR
                                                        SUBSIDIARIES     SUBSIDIARIES      ELIMINATIONS      CONSOLIDATED
                                                     ------------------------------------------------------------------------
OPERATING ACTIVITIES
Net (loss) income                                      $   (16,079)         $  2,352         $ (2,352)      $   (16,079)
Noncash adjustments                                        116,556                (7)               -           116,549
Change in operating assets and liabilities                  (9,002)             (725)               -            (9,727)
                                                     ------------------------------------------------------------------------
  Net cash provided by operating activities                 91,475             1,620           (2,352)           90,743
                                                     ------------------------------------------------------------------------

INVESTING ACTIVITIES
Investments in and advances to subsidiaries                 (2,352)                -            2,352                 -
Capital expenditures                                       (87,788)             (616)               -           (88,404)
                                                     ------------------------------------------------------------------------
  Net cash used in investing activities                    (90,140)             (616)           2,352           (88,404)
                                                     ------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from debt                                         (45,790)             (429)               -           (46,219)
Repayment of debt                                           40,527               409                -            40,936
Other financing items                                          437              (834)               -              (397)
                                                     ------------------------------------------------------------------------
  Net cash used in financing activities                     (4,826)             (854)               -            (5,680)
                                                     ------------------------------------------------------------------------

Net (decrease) increase in cash and cash
   equivalents                                              (3,491)              150                -            (3,341)
Cash and cash equivalents, beginning of year                26,089               426                -            26,515
                                                     ------------------------------------------------------------------------
Cash and cash equivalents, end of year                 $    22,598          $    576         $      -       $    23,174
                                                     ========================================================================

                      COINMACH CORPORATION AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES

Rental expense for all operating leases, which principally cover office and warehouse facilities, laundromats and vehicles, was approximately $8,852 for year ended March 31, 2002, $6,433 for the period from July 1, 2000 to March 31, 2001 (post-transaction), $2,144 for the period from April 1, 2000 to June 30, 2000 (pre-transaction) and $8,163 for the year ended March 31, 2000 (in thousands).

Future minimum rental commitments under all capital leases and noncancelable operating leases as of March 31, 2002 are as follows (in thousands):

                                                  CAPITAL       OPERATING
                                              ------------------------------

        2003                                    $    3,464     $     7,567
        2004                                         2,186           6,076
        2005                                         1,618           4,970
        2006                                           657           4,060
        2007                                            75           3,155
        Thereafter                                       -           6,282
                                              ------------------------------
        Total minimum lease payments                 8,000     $    32,110
                                                              ==============
        Less amounts representing interest             745
                                              ----------------
                                                $    7,255
                                              ================

The Company utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2002 and March 31, 2001 were approximately $1.0 million and $2.7 million, respectively.

On November 18, 1999, K. Reed Hinrichs v. Stephen R. Kerrigan, et al., a purported class action lawsuit, was filed in the Delaware Court of Chancery, Newcastle County naming CLC, GTCR Fund IV, GTCR Golder Rauner, L.L.C. and certain of its executive officers as defendants. Plaintiffs allege that the defendants' proposal to acquire between 80% and 90% of the Common Stock for $13.00 per share was inadequate and that the defendants breached their fiduciary duty to the CLC's public shareholders. The matter was stayed by mutual agreement of the parties due to the subsequent cash tender offer and merger transaction which were approved by the CLC's Board of Directors and have since been consummated (see Note 1). The Company believes this class action is without merit and that the ultimate disposition of such action will not have a material adverse effect on the Company.

The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company. In connection with insurance coverages, which include workers' compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

                      COINMACH CORPORATION AND SUBSIDIARIES

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

The carrying amounts of cash and cash equivalents, receivables, the New Senior Secured Credit Facility, and other long-term debt approximate their fair value at March 31, 2002.

The carrying amount and related estimated fair value for the Senior Notes and the 11 3/4% Senior Notes, respectively, are as follows (in thousands):

                                                    CARRYING        ESTIMATED
                                                     AMOUNT         FAIR VALUE
                                                --------------------------------

9% Senior Notes at March 31, 2002                  $   450,000     $   463,500
11 3/4% Senior Notes at March 31, 2001
   (including premium of $5,555)                   $   302,210     $   299,622

The fair values of the Senior Notes and the 11 3/4% Senior Notes are based on quoted market prices.

10.  SEGMENT INFORMATION

The Company reports segment information for its only reportable segment, the route segment, and provides information for its non-reportable segments as "All other".

The route segment, which comprises the Company's core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The "All other" segment includes the aggregation of the distribution (Super Laundry) and rental (Appliance Warehouse) businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Appliance Warehouse division and the distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts and selling service contracts through Super Laundry. Prior to the quarter ending September 30, 2001, the "All Other" segment included the operations of the Company's retail laundromats . The Company's segment information for all periods presented has been restated to combine the Company's operation of the retail laundromats with the route segment as this is more representative of its core business. The Company evaluates performance and allocates resources based on EBITDA (earnings before interest, taxes, depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

                      COINMACH CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10.  SEGMENT INFORMATION (CONTINUED)

The  table  below  presents   information  about  the  Company's   segments  (in
thousands):

                                           YEAR ENDED      JULY 1, 2000 TO       APRIL 1 TO       YEAR ENDED
                                         MARCH 31, 2002     MARCH 31, 2001      JUNE 30, 2000   MARCH 31, 2000
                                         --------------   -----------------    ---------------  --------------
                                                           POST-TRANSACTION    PRE-TRANSACTION
Revenue:
   Route                                   $  478,106        $  353,483         $  117,561        $  466,947
   All other:
     Distribution                              38,419            26,026             12,256            46,279
     Rental                                    22,370            14,099              4,225            13,853
                                           -----------       -----------        -----------      ------------
Subtotal other                                 60,789            40,125             16,481            60,132
                                           -----------       -----------        -----------       -----------
Total                                      $  538,895        $  393,608         $  134,042        $  527,079
                                           ===========       ===========        ===========       ===========

EBITDA:
   Route                                   $  165,999        $  123,005         $   41,437        $  166,343
   All other                                    9,770             6,046              2,944            10,811
Reconciling item:
   Corporate expenses                          (8,704)           (6,741)            (2,144)           (8,808)
                                           -----------       -----------        -----------       -----------
   Total                                   $  167,065        $  122,310         $   42,237        $  168,346
                                           ===========       ===========        ===========       ===========

Depreciation and
 amortization expense:
     Route                                 $  121,568        $   97,370(a)      $   29,967        $  117,704
     All other                                  7,961             5,357              1,590             5,298
                                           -----------       -----------        -----------       -----------
   Total                                   $  129,529        $  102,727         $   31,557        $  123,002
                                           ===========       ===========        ===========       ===========

Income before taxes and
 extraordinary item:
   Route                                   $   44,431        $   25,635         $   11,470        $   48,639
   All other                                    1,809               689              1,354             5,513
                                           -----------       -----------        -----------       -----------
   Subtotal                                    46,240            26,324             12,824            54,152
Reconciling items:
   Corporate expense                            8,704             6,741              2,144             8,808
   Interest expense                            73,036            52,391             16,661            67,232
                                           -----------       -----------        -----------       -----------
   Loss before income taxes and
   extraordinary item                      $  (35,500)       $  (32,808)        $   (5,981)       $  (21,888)
                                           ===========       ===========        ===========       ===========

(a) July 1, 2000 to March 31, 2001 (post transaction) route depreciation and amortization expense includes $5.9 million representing the value of contract rights relating to locations not renewed.

                      COINMACH CORPORATION AND SUBSIDIARIES

10.  SEGMENT INFORMATION (CONTINUED)

                                         YEAR ENDED   JULY 1, 2000 TO     APRIL 1 TO       YEAR ENDED
                                         MARCH 31,       MARCH 31,         JUNE 30,        MARCH 31,
                                            2002            2001             2000             2000
                                         ----------   ----------------  ---------------    ----------
                                                      POST-TRANSACTION  PRE-TRANSACTION
Expenditures for addition of
  long-lived assets:
     Route                               $   74,350     $    55,039      $    21,440      $    80,703
     All other                                8,445          11,163            2,833            7,701
                                         ----------     -----------      -----------      -----------
Total                                    $   82,795     $    66,202      $    24,273      $    88,404
                                         ==========     ===========      ===========      ===========

Segment assets:
   Route                                 $  956,438     $   992,024                       $   816,170
   All other                                 15,113          14,074                            44,421
   Corporate assets                          17,770           7,976                            15,034
                                         ----------     -----------                       -----------
Total                                    $  989,321     $ 1,014,074                       $   875,625
                                         ==========     ===========                       ===========